Exhibit 10.1

[REDACTED VERSION]

US $36,000,000

SENIOR SECURED CREDIT AGREEMENT

dated as of April 23, 2012,

between

CRYSTALLEX INTERNATIONAL CORPORATION,

as Borrower,

and

TENOR SPECIAL SITUATION FUND I, LLC

as Lender

4.7 Investment Company Act	21
4.8 Federal Regulation	21
4.9 No Default	21
4.10 Taxes	22
4.11 Arbitration Proceeding; Liens	22
4.12 Security Documents	22
4.13 Accuracy and Completeness of Information	22
4.14 Other Information Correct	22
4.15 If Incorrect	23
4.16 Assets of Subsidiaries	23

ARTICLE V CONDITIONS PRECEDENT	23

5.1 Conditions Precedent to the Advance of the Initial Loan	23
5.2 Conditions Precedent to the Advance of the Final Order Loan	25
5.3 Conditions Precedent to the Advance of the Incremental Loan	26
5.4 Conditions Precedent to the Advance of the Supplemental Loan	27

ARTICLE VI AFFIRMATIVE COVENANTS	28

6.1 Financial Statements	28
6.2 Certificates; Other Information	28
6.3 Payment of Obligations	29
6.4 Prosecution of Arbitration Proceeding; Maintenance of Existence	29
6.5 Inspection of Property; Books and Records; Discussions	29
6.6 Notices	30
6.7 Further Assurances	30
6.8 Conduct of Business and Arbitration Proceeding Information	30
6.9 [Heading]	30
6.10 Paper Security	30
6.11 Plan to be Consistent	31
6.12 Sanction Order	31
6.13 Series 1 Shares	31
6.14 Board of Directors	32
6.15 Special Managing Director	33
6.16 Other Decisions of the Board of Directors	34
6.17 Tax Filings	35

ARTICLE VII NEGATIVE COVENANTS	35

7.1 Indebtedness	35
7.2 Limitation on Liens	36
7.3 Limitation on Contingent Obligations	36
7.4 Prohibition of Fundamental Changes	37
7.5 Sale of Assets	37
7.6 Limitation on Investments, Loans and Advances	37
7.7 Transactions with Affiliates	37

7.8 Limitation on Changes in Fiscal Year	38
7.9 Limitation on Lines of Business	38
7.10 Restriction on Creation and Acquisition of Subsidiaries	38
7.11 Dividends and and Distributions	38
7.12 Preference Shares	38
7.13 New Equity Raise	39
7.14 [Heading]	39
7.15 [Heading]	39
7.16 [Heading]	39
7.17 Permitted Subordinated Indebtedness	39
7.18 Sanction Order or Other Filing	40
7.19 Agreements with Prefiling Unsecured Creditors	40
7.20 No Dilution	41

ARTICLE VIII EVENTS OF DEFAULT AND EARLY TERMINATION	41

8.1 Events of Default	41
8.2 Early Termination	44

ARTICLE IX REMEDIES; APPLICATION OF PROCEEDS	44

9.1 Remedies; Obtaining the Collateral Upon Default	44
9.2 Remedies: Disposition of Collateral Other than Arbitration Proceeding Rights	45
9.3 [Heading]	46
9.4 Application of Proceeds	46
9.5 WAIVER OF CLAIMS	46
9.6 Remedies Cumulative	47
9.7 Discontinuance of Proceedings	47

ARTICLE X MISCELLANEOUS	47

10.1 Amendments and Waivers	47
10.2 Notices	48
10.3 No Waiver; Cumulative Remedies	49
10.4 Survival of Representations and Warranties	49
10.5 Payment of Expenses; Indemnification	49
10.6 Successors and Assigns	50
10.7 Adjustments; Set-off	51
10.8 Payments from Cash Collateral Accounts	51
10.9 Counterparts	53
10.10 Governing Law; No Third Party Rights	53
10.11 Submission to Jurisdiction; Waivers	53
10.12 Releases	53
10.13 Criminal Code (Canada) Compliance	54
10.14 Lender’s Satisfaction	55
10.15 Disclaimer	55
10.16 Patriot Act	55

10.17 Effectiveness	55
10.18 Damage Limitation. .	55
10.19 Currency	55

SCHEDULES

Schedule 4.6	Litigation

EXHIBITS

EXHIBIT A	Form of Grid Note
EXHIBIT B	Form of CCAA Financing Order
EXHIBIT C	Form of U.S. Financing Order
EXHIBIT D	Form of Notice of Borrowing
EXHIBIT E	Form of Closing Certificate
EXHIBIT F	Lender Additional Compensation Provisions
EXHIBIT G	Conversion and Voting Agreement Term Sheet

SENIOR SECURED CREDIT AGREEMENT, dated as of April 23, 2012 (as amended, modified, supplemented or otherwise modified from time to time, this “Agreement”), between CRYSTALLEX INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of Canada (the “Borrower”), prior to the Exit Date as an applicant and a debtor company and debtor-in-possession under the CCAA Case (as defined below) and the Chapter 15 Case (as defined below) respectively, and TENOR SPECIAL SITUATION FUND I, LLC(the “Lender”).

INTRODUCTORY STATEMENT:

The Borrower is currently an applicant and a debtor company in a proceeding (the “CCAA Case”) under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), commenced on December 23, 2011 (the “CCAA Filing Date”) before the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) and, simultaneously, a debtor in an ancillary proceeding (the “Chapter 15 Case”, and together with the CCAA Case, the “Reorganization Proceedings”) under chapter 15 of the Bankruptcy Code before the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”), commenced on December 23, 2011 (the “Chapter 15 Petition Date”), and has retained possession of its assets and is authorized pursuant to the order of the CCAA Court granted on the CCAA Filing Date (as amended, the “Initial Order”) and Section 1520(a)(2) of the Bankruptcy Code to continue the operation of its business.

Pursuant to this Agreement and the Orders, the Lender is making available to the Borrower a debtor-in-possession term loan facility in an aggregate principal amount of US$36,000,000.

The proceeds of the Loan will be used for working capital and other general corporate purposes of the Borrower including, without limitation, the payment of fees and expenses incurred in connection with entering into this Agreement and the transactions contemplated hereby, the Reorganization Proceedings, the Arbitration Proceeding and all other uses contemplated by the Budgets, in all cases subject to the terms of this Agreement and the Orders.

To secure repayment of the Loan and the payment of the other Obligations of the Borrower hereunder and under the other Credit Documents, the Borrower is providing to the Lender, pursuant to this Agreement, the other Credit Documents and the Orders, a perfected Lien on all present and after-acquired assets of the Borrower (other than the Excluded Property, as defined in the Initial Order).

Following the date on which the Reorganization Proceedings conclude with the implementation or consummation of a plan of compromise, arrangement or reorganization (the “Exit Date”), it is the intent of the parties that the Obligations hereunder shall continue as exit financing for the reorganized Borrower until the Termination Date.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

“Acquisition of Control”: means and shall have occurred if and only if at any time any Person or Persons acting jointly or in concert directly or indirectly beneficially acquire in the aggregate more than 50% of the voting Capital Stock of the Borrower.

“Administration Charge”: the CCAA Court ordered administration charge granted in the Initial Order in an amount not to exceed C$3,000,000.

“Additional Compensation Cash Collateral Account”: the Cash Collateral Account so designated by the Lender to which, as provided in Exhibit F, amounts are to be deposited as security for payment of the Lender Additional Compensation.

“Affiliate”: of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

“Agreement”: as defined in the Introductory Statement hereto.

“Applicable Rate”: 10% per annum, calculated and compounded semi-annually and not in advance.

“Arbitration Budget”: a budget reflecting the Arbitration Expenses through December 31, 2014 with such related subsequent budgets reflecting Arbitration Expenses as are approved by the Lender, acting reasonably.

“Arbitration Counsel”: Freshfields Bruckhaus Deringer US LLP, or such other counsel appointed by the Borrower in accordance with Section 7.14.

“Arbitration Entitlement”: the amount awarded or the amount derived through a settlement agreement, if any, in favor of the Borrower on account of its claims asserted in the Arbitration Proceeding.

“Arbitration Expenses”: the costs and expenses, including, without limitation, fees and reimbursable disbursements of counsel and experts, incurred or expected to be incurred solely in connection with the Arbitration Proceeding.

“Arbitration Proceeding”: the prosecution of the Borrower’s claims against the Bolivarian Republic of Venezuela in respect of its investment in the Las Cristinas mines in the arbitration proceeding currently pending before the arbitral tribunal appointed under the rules of the Additional Facility of the International Centre for Settlement of Investment Disputes seated in Washington, D.C. under reference Crystallex International Corporation v. Bolivarian Republic of Venezuela (ICSID No. ARB(AF)/11/2).

“Arbitration Proceeding Rights”: the Borrower’s rights and entitlements to and in connection with the Arbitration Proceeding, the Arbitration Proceeds, all rights in connection therewith and any interest therein, and any books and records of the Borrower used therein or related thereto.

“Arbitration Proceeds”: all present and future proceeds paid, recovered or otherwise received by the Borrower or any of its Subsidiaries pursuant to or in respect of any settlement, award, collection, sale, disposition or any other monetization of or relating to the Arbitration Proceeding or any other present or future claim, action, arbitration, litigation or other proceeding relating to the Borrower’s claims against the Bolivarian Republic of Venezuela in respect of its investment in the Las Cristinas mines.

“Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.

“Bankruptcy Court”: the CCAA Court or the U.S. Bankruptcy Court, as applicable.

“Bid Procedures”: the Crystallex International Corporation: CCAA Financing Procedures approved by the Monitor, as amended.

“Board”: the Board of Governors of the Federal Reserve System, together with any successor.

“Board of Directors”: the board of directors of the Borrower.

“Borrower”: as defined in the Introductory Statement hereto.

“Borrowing Date”: any Business Day specified in a Notice of Borrowing as a date on which the Borrower requests the Lender advance any part of the Loan hereunder.

“Budgets”: as defined in Section 5.1(f).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to close.

“Canadian Dollars” and “C$”: refers to lawful money of Canada.

“Cap”: as defined in Exhibit F.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral Account”: a deposit account of the Borrower maintained with a depositary bank located in the United States and satisfactory to the Lender and the Borrower, as to which the Lender shall have the exclusive right, pursuant to a deposit account control agreement between the depositary bank, the Lender and the Borrower in form and substance satisfactory to the Borrower and the Lender, to instruct the depositary bank in accordance with this Agreement, including Exhibit F, as to the disposition of amounts deposited therein, and which account and the balance thereof shall be subject to a first priority perfected Lien in favor of the Lender pursuant to the Security Documents to secure the Obligations, and to the DIP Charge, in the case of the Principal Cash Collateral Account, to secure payment of principal on the Loan, and to the Lender Additional Compensation Charge, in the case of the Additional Compensation Cash Collateral Account, to secure payment of the Lender Additional Compensation; and “Cash Collateral Account” shall include the Principal Cash Collateral Account and the Additional Compensation Cash Collateral Account.

“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or Canada or any of their respective agencies or instrumentalities having maturities of not more than six months from the date of acquisition, and (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with the Lender or with any U.S. or Canadian commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s and (g) securities satisfactory to Lender.

“CBCA”: the Canada Business Corporations Act, as amended from time to time.

“Cash Flow Statements”: as defined in Section 5.1(f).

“CCAA”: the Companies Creditors’ Arrangement Act (Canada), as amended from time to time.

“CCAA Case”: as defined in the Introductory Statement hereto.

“CCAA Court”: as defined in the Introductory Statement hereto.

“CCAA Filing Date”: as defined in the Introductory Statement hereto.

“CCAA Financing Order”: a final order of the CCAA Court entered in the CCAA Case granting approval of the transactions contemplated by this Agreement and the other Credit Documents and granting the Liens described in this Agreement in favor of the Lender, substantially in the form of Exhibit B hereto, or otherwise in form and substance reasonably satisfactory to the Lender, as may be amended from time to time.

“Cessation Date”: as defined in Section 6.13(a)(ii)

“Chapter 15 Petition Date”: as defined in the Introductory Statement hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all existing and after-acquired assets of the Borrower (other than the Excluded Property).

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”: the collective reference to this Agreement, the Note, the Security Documents, all other agreements to be provided to the Lender pursuant to this Agreement and any amendment, waiver, supplement, or other modification to any of the foregoing.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“DIP Charge”: the CCAA Court ordered charge to be granted in the CCAA Financing Order to secure payment of principal and interest on the Loan.

“Directors’ Charge”: the court ordered directors’ charge granted in the Initial Order in an amount not to exceed C$10,000,000.

“Dollars” and “$”: refers to lawful money of the United States.

“Effective Date”: as defined in Section 10.17.

“Environmental Laws”: any and all applicable, foreign, U.S., Canadian, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, lapse of time, or both, has been satisfied.

“Excluded Property”: photocopy equipment leased by the Borrower from CBSC Capital Inc.

“Exit Date”: as defined in the Introductory Statement hereto.

“Final Award Date”: the date on which any award is entered or any settlement is concluded in respect of the Arbitration Proceedings, which award or settlement has not been stayed, reversed, vacated, rescinded, modified or amended in any respect, and any applicable appeal period in respect of which has expired or if an appeal has been filed, such appeal has been dismissed on a final basis without further appeal.

“Final Order Loan”: the principal amount of $12,000,000 of the Loan to be advanced, subject to the provisions hereof, before any advance of the Incremental Loan or the Supplemental Loan.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Borrower and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Financing Orders”: collectively the CCAA Financing Order and the U.S. Financing Order.

“GAAP”: prior to January 1, 2011, Canadian generally accepted accounting principles in effect from time to time, and from and after January 1, 2011, International Financial Reporting Standards.

“Governmental Authority”: any applicable national, domestic or foreign nation or government, any state, province or territory or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any taxing authority or agency.

“Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that may give rise to liability under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea formaldehyde insulation.

“Incremental Loan”: the principal amount of $10,000,000 of the Loan to be advanced, subject to the provisions hereof, after the full advance of the Final Order Loan.

“Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases, (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses incurred and payable in the ordinary course of business, and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance.

“Independent Director”: a member of the Board of Directors who would be independent of the Borrower and the Lender within the meaning of sections 1.4 and 1.5 of National Instrument 52 - 110 - Audit Committees of the Canadian Securities Administrators (as such provision reads as of the date hereof), and for such purposes the term “issuer” as used in section 1.4 of such National Instrument shall be read as referring to the Borrower or the Lender.

“Information”: as defined by Section 4.14(a).

“Initial Cash Flow Statement”: as defined in Section 5.1(f).

“Initial Loan”: the principal amount of $9,000,000 of the Loan to be advanced, subject to the provisions hereof, before any advance of the Final Order Loan, Incremental Loan or the Supplemental Loan.

“Initial Operating Budget”: [definition]

“Initial Order”: as defined in the Introductory Statement hereto.

“ITA”: means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended.

“Lender”: as defined in the Introductory Statement hereto and shall, despite the foregoing, include its successors, assigns and transferees permitted by this Agreement.

“Lender Additional Compensation”: as defined in Exhibit F.

“Lender Additional Compensation Cash Collateralization Date”: as defined in Exhibit F.

“Lender Additional Compensation Charge”: the CCAA Court ordered charge to be granted in the CCAA Financing Order to secure payment of the Lender Additional Compensation.

“Lien”: any mortgage, pledge, hypothecation, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (i) any conditional sale or other title retention agreement, (ii) any Financing Lease having substantially the same economic effect as any of the foregoing, (iii) any of the foregoing under or in connection with any Security Document and (iv) the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of precautionary financing statements in connection with operating leases to the extent such financing statements relate to the property subject to such operating leases.

“Loan”: as defined in Section 2.1.

“Material Adverse Deviation”: as defined in Section 8.1(n).

“Material Adverse Effect”: any event, circumstance or condition that has had, or would reasonably be expected to have, a material adverse effect on (a) the business or financial condition of the Borrower, (b) the ability of the Borrower to perform its payment obligations under the Credit Documents, or (c) the rights and remedies of the Lender under the Credit Documents.

[Related to Arbitration Proceeding]

“Maturity Date”: December 31, 2016 as may be extended by the Lender from time to time as provided by Section 3.19.

“MIP”: the management incentive plan of the Borrower approved by the Lender and the CCAA Court.

“MIP Charge”: the CCAA Court ordered charge to be granted in the CCAA Financing Order to secure payment of the MIP.

“Monitor”: Ernst & Young Inc., in its capacity as the CCAA Court-appointed “Monitor” in the CCAA Case, or any successor thereof in such capacity.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereof.

“Net Arbitration Proceeds”: as defined in Exhibit F.

“New Equity Raise”: the issuance by the Borrower of shares or other equity interests from treasury for cash consideration (not including shares issued pursuant to the exercise of a right of conversion attached to equity or debt obligations (including Permitted Subordinated Indebtedness) pursuant to Exhibit F or G or otherwise, the exercise of existing rights, options or warrants, including in connection with employee or management stock option plans, dividend reinvestment plans or the payment of dividends in kind that do not, in any such case, dilute the Lender’s interests pursuant to Exhibit F or Exhibit G).

“New Independent Director”: as defined in Section 6.14(a)(ii).

“Non-Delegable Powers”: as defined in Section 6.15(a).

“Note”: as defined in Section 3.10(c).

“Notice of Borrowing”: as defined in Section 3.1.

“Obligations”: all amounts now or hereafter owing by the Borrower to the Lender pursuant to this Agreement or any other Credit Document (including all principal, interest, fees, Lender Additional Compensation, the fee contemplated by Section 3.17, indemnities and other amounts).

“Operating Budget”: a budget reflecting the Operating Expenses through December 31, 2016 together with such related and subsequent budgets reflecting Operating Expenses that are approved by the Lender, acting reasonably; provided that if the Operating Expenses proposed for a new Operating Budget for a given year exceed the Operating Expenses approved for the prior year in the existing Operating Budget by more than 10%, the Lender may approve or reject such new Operating Budget in its sole discretion.

“Operating Expenses”: the general operating and overhead expenses of the Borrower, excluding the Arbitration Expenses and Reorganization Professional Fees.

“Orders”: the collective reference to the Initial Order, the CCAA Financing Order and the U.S. Financing Order.

“Payment Office”: the office specified by the Lender from time to time.

“Permitted Liens”: Liens permitted to exist under Section 7.2.

“Permitted Subordinated Indebtedness”: any Indebtedness incurred by the Borrower (together with any security therefor) (a) which is fully postponed and subordinated by an intercreditor agreement (in form and substance satisfactory to the Lender, acting reasonably) to the Obligations (other than the Lender Additional

Compensation) and the Liens created by all Security Documents (other than in respect of the Lender Additional Compensation, including without limitation, the Lender Additional Compensation Charge), (b) the proceeds of which are used only to the extent necessary to enforce and collect upon the Arbitration Entitlement, to pursue the Reorganization Proceedings or to maintain the Borrower’s corporate existence, (c) which bears simple interest at a rate not exceeding 15% per annum, and (d) which otherwise complies with the requirements of Section 7.17.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: a plan of compromise, arrangement or reorganization filed with the CCAA Court pursuant to the CCAA, voted on (or to be voted on) by the Borrower’s creditors and implemented (or to be implemented) under the CCAA (or any proposal or other plan filed with a Bankruptcy Court).

“Postfiling”: of or relating to any time on or after the CCAA Filing Date.

“PPSA”: the collective reference to the Personal Property Security Act of any applicable province of Canada, in each case as in effect from time to time.

“Prefiling”: of or relating to any time prior to the CCAA Filing Date.

“Prefiling Unsecured Creditors”: holders of Proven Claims, in such capacity.

“Prefiling Unsecured Creditors’ Charge”: the CCAA Court ordered charge that may be granted in the CCAA Financing Order to secure payment of the Proven Claims of the Prefiling Unsecured Creditors together with post-filing interest thereon at the interest rates applicable thereto as of the CCAA Filing Date.

“Principal Cash Collateral Account”: the Cash Collateral Account so designated by the Lender, to which, pursuant to Exhibit F and Section 7.17(c), the Borrower is to deposit amounts of the Arbitration Proceeds equal in the aggregate to the principal amount of the Loan and the PCCA Deposit (as defined in Section 7.17(c)), respectively.

“Principal Cash Collateralization Date”: as defined in Exhibit F.

“Proceedings”: the Arbitration Proceeding and Reorganization Proceedings, collectively.

“Proven Claims”: unsecured claims against the Borrower provable in the CCAA Case pursuant to section 19 of the CCAA that have been finally determined to be valid and proven claims pursuant to section 20 of the CCAA.

“Reorganization Proceedings”: as defined in the Introductory Statement hereto.

“Reorganization Professional Fees”: the reasonable and documented professional fees and expenses incurred by the Borrower to pay the Borrower’s advisors in connection with the Reorganization Proceedings (it being understood that Reorganization Professional Fees are included in the Administration Charge and the amount thereof secured from time to time shall be limited to the C$3,000,000 maximum amount of the Administration Charge).

“Requirement of Law” and “Requirements of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.

“S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc., or any successor thereof.

“Security Documents”: the collective reference to the Financing Orders and any agreement purporting to create a Lien in favor of the Lender on any asset of the Borrower.

“Series 1 Shares”: as defined in Section 6.13.

“Series 1 Nominee”: as defined in Section 6.13(a)(i).

“Special Managing Director”: as defined in Section 6.15(a).

“Special Matter”: as defined in Section 6.15(a).

“Specific Arbitration Expenses”: the expenses referred to in the section of the Crystallex Cash Forecast attached as Exhibit H hereto under the heading “Arbitration”.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Board Approval”: approval by at least two-thirds of the members of the Board of Directors voting on the issue, including at least one (1) Series 1 Nominee and the New Independent Director (if any); provided, however, that if no Series 1 Nominee votes on a resolution requiring Supermajority Board Approval (other than by reason of the fact that the Series 1 Nominees have disclosed to the Borrower a conflict of interest with respect to the subject matter of such resolution and have abstained from voting thereon in accordance with section 120 of the CBCA), Supermajority Board Approval with respect to such resolution shall mean approval by at least two-thirds of the members of the Board of Directors present at the meeting and voting on the issue.

“Supplemental Loan”: the principal amount of $5,000,000 of the Loan which may be advanced, subject to the provisions hereof, after the full advance of the Incremental Loan.

“Tenor Group Member”: any of (i) the Lender; (ii) any Affiliate of the Lender; (iii) any fund or account managed by the Lender or any Affiliate of the Lender or any managed account or other similar investment vehicle to which the Lender or such Affiliate is an investment advisor; or (iv) any fund or account managed by Tenor Capital Management Company LLC or any Affiliate of Tenor Capital Management Company LLC, or any managed account or other similar investment vehicle to which Tenor Capital Management Company LLC or such Affiliate is an investment advisor, in each case, wherever incorporated or otherwise formed.

“Termination Date”: the date all Obligations (including all Lender Additional Lender Compensation) are paid to (and received by) the Lender and the Lender has no commitment to the Borrower hereunder.

“United States”: the United States of America.

“Unpaid Principal Amount”: the outstanding unpaid principal amount of the Loan.

“U.S. Financing Order”: an order of the U.S. Bankruptcy Court entered in the Chapter 15 Case recognizing the CCAA Financing Order, granting approval of the transactions contemplated by this Agreement and the other Credit Documents and granting the Liens described in the Introductory Statement hereto in favor of the Lender, substantially in the form of Exhibit C hereto, or otherwise in form and substance reasonably satisfactory to the Lender, as may be amended from time to time.

1.2        Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(a)                As used herein and in the Note, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

(b)                Unless otherwise expressly provided herein, references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent such amendments, restatements, extensions, supplements and other modifications are permitted by the Orders, this Agreement and the other Credit Documents.

(c)                The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

ARTICLE II

AMOUNT AND TERMS OF LOAN

2.1        Loan. Subject to the provisions hereof, the Lender agrees to make a term loan to the Borrower in Dollars (the “Loan”), in accordance with Section 2.2 and the other provisions of this Agreement, in an aggregate principal amount not to exceed $36,000,000. Amounts repaid in respect of the Loan may not be reborrowed.

2.2        Initial Loan, Final Order Loan, Incremental Loan and Supplemental Loan. The Loan shall be made available to the Borrower in four parts. The first part (the Initial Loan) shall be in the principal amount of $9,000,000; the second part (the Final Order Loan) shall be in the amount of $12,000,000; the third part (the Incremental Loan) shall be in the amount of $10,000,000; and the fourth part (the Supplemental Loan) shall be in the principal amount of $5,000,000. The Initial Loan shall be available upon satisfaction of the Initial Loan conditions precedent set out in Section 5.1. The Final Order Loan shall be available upon satisfaction of the Final Order Loan conditions precedent set out in Section 5.2. The Incremental Loan shall be available to the Borrower upon satisfaction of the Incremental Loan conditions precedent set out in Section 5.3. The Supplemental Loan shall be available to the Borrower upon satisfaction of the Supplemental Loan conditions precedent set out in Section 5.4. There shall not be more than four advances of the Loan.

2.3        Proceeds of the Loan. The Borrower shall use the proceeds of the Loan solely:

(a)                to pay all amounts then owing by the Borrower pursuant to the note dated January 19, 2012 in the principal amount of $3,125,000 granted by the Borrower to Tenor Special Situation Fund, L.P., its successors and permitted assigns;

(b)                to pay fees and expenses associated with this Agreement; and

(c)                 to pay other general corporate expenses of the Borrower including the Borrower’s reasonable and documented expenses in the Restructuring Proceedings (including court fees) and in the Arbitration Proceeding, all in accordance with the Borrower’s Budgets and Cash Flow Statements approved by the Lender from time to time as required hereunder (and, as applicable, any variance therefrom not constituting a Material Adverse Deviation).

ARTICLE III

GENERAL PROVISIONS APPLICABLE TO THE LOAN

3.1         Procedure for Borrowing . A Responsible Officer of the Borrower shall give the Lender irrevocable notice substantially in the form of Exhibit D (the “Notice of Borrowing”), which notice must be received by the Lender before 12:00 noon, New York City time, five (5) Business Days prior to the requested Borrowing Date specifying (i) the amount of the borrowing and (ii) the number and location of the account to which funds are to be disbursed. Not later than 9:30 a.m., New York City time, on the Borrowing Date specified in such notice, the Lender shall wire transfer to such account an amount in immediately available funds equal to the amount of the Loan to be made by the Lender and crediting the account of the Borrower specified in the Notice of Borrowing.

3.2         No Voluntary Prepayments.

(a)                 The Borrower shall not be entitled to voluntarily prepay any principal amount of the Loan, in whole or in part in any circumstances except as provided in Section 3.2(b).

(b)                 In the event that the CCAA Financing Order is granted but then subsequently reversed, vacated or rescinded on appeal, then the Borrower shall have the right, on or prior to May 15, 2012, to prepay in full the amount of the Obligations then outstanding (and, for certainty, the then unpaid balance of the $2,000,000 commitment fee referred to in Section 3.17 whether or not such commitment fee is then payable under Section 3.17 and all expenses payable by the Borrower) without penalty or premium. Upon receipt by the Lender of all such amounts:

(i)         the Obligations shall be extinguished;

(ii)         the Lender shall have no further obligation to make any Loan advance hereunder;

(iii)         the Lender shall lose its entitlement to receive or retain any Lender Additional Compensation;

(iv)         all voting rights attached to the Series 1 Share or Special LAC Shares, as the case may be, shall cease and the Borrower shall have the right to redeem such shares in accordance with their terms; and

(v)         this Agreement shall terminate, except with respect to any obligations of the Borrower under Section 10.5 expressed to survive repayment of the Loan.

3.3         Repayment of Principal Amount of the Loan. The Borrower shall repay the principal amount of the Loan on the Maturity Date together with all then accrued but unpaid interest and compound interest accrued thereon in accordance with Section 3.5. Despite any other provision hereof, following receipt by the Borrower of any Arbitration Proceeds, the Borrower shall deposit to the Principal Cash Collateral Account within the applicable time period set out in the opening unnumbered paragraph of the section of Exhibit F titled “Order of Application of Arbitration Proceeds” the aggregate amount required to be deposited to the Principal Cash Collateral Account pursuant to paragraph (c) of such section, and the Lender shall have the authority to direct the depositary bank for the Principal Cash Collateral Account to pay to the Lender out of the funds standing to the credit of the Principal Cash Collateral Account such aggregate amount in repayment of the principal amount of the Loan when due on the Maturity Date.

3.4         Interest Rate. Except as otherwise provided in Section 3.7, The Borrower shall, in accordance with Section 3.5, pay to the Lender interest on the Loan at the Applicable Rate, both before and after the occurrence of an Event of Default, from the date of each principal advance to the repayment thereof.

3.5         Payment of Interest. The Borrower shall pay interest accrued on the Loan on the earlier of (a) the Maturity Date and (b) the receipt by the Borrower of Arbitration Proceeds as provided by paragraph (d) of the section of Exhibit F titled “Order of Application of Arbitration Proceeds”. Compound interest shall accrue semi-annually on such accrued but unpaid interest.

3.6         Default Interest. Except as otherwise provided in Section 3.7, if any Event of Default shall have occurred and be continuing, the Loan and other Obligations shall, without limiting the rights of the Lender under Article IX, bear interest (which shall be payable on demand by the Lender in writing) at a rate per annum which is 2% in excess of the Applicable Rate from the date of the occurrence of such Event of Default until such Event of Default is cured (if such cure is permitted by the provisions hereof) as well after as before judgment.

3.7         Reduction of Interest Payable. Notwithstanding Sections 3.4 and 3.6, upon the deposit of funds (whether from the Arbitration Proceeds or otherwise) in the Principal Cash Collateral Account pursuant to Exhibit F or pursuant to Section 7.17(c), the rate of interest accruing after such deposit on the portion of the principal amount of the Loans equal to the aggregate amount on the deposit in the Principal Cash Collateral Account shall be reduced so as to equal the rate of interest actually earned on the deposits in the Principal Cash Collateral Account less applicable withholding tax on such interest, if any.

3.8         Computation of Interest.

(a)                 Interest hereunder shall be determined on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed.

(b)                 For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of any period of time less than a calendar year) are equivalent are the rates so computed multiplied by the actual number of days in the applicable calendar year and divided by the number of days in such period of time.

3.9         Deposits to Cash Collateral Accounts. Except as provided for in Section 3.20 and Exhibit F, all deposits made or to be made by the Borrower to the Cash Collateral Accounts as collateral to secure payment by the Borrower of principal and the Lender Additional Compensation shall be made without set-off or counterclaim by the Borrower and shall be made to the applicable Cash Collateral Account as provided by this Agreement (or as otherwise directed by the Lender in writing), in Dollars and in immediately available funds.

3.10         Repayment of Loan; Evidence of Debt.

(a)                 The Borrower hereby unconditionally promises to repay in full in cash to the Lender the principal amount of the Loan on the Maturity Date (as extended by the Lender from time to time as provided by Section 3.19).

(b)                 The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from the Loan from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The Lender’s records shall constitute prima facie evidence of the principal amount advanced by the Lender to the Borrower and any amount owing by the Borrower to the Lender.

(c)                 The Borrower agrees that it will execute and deliver to the Lender a grid note of the Borrower evidencing the Loan, substantially in the form of Exhibit A (the “Note”).

3.11         Priority and Liens. The payment of all Obligations shall be secured by security interests in and charges on all existing and after-acquired assets of the Borrower pursuant to the CCAA Financing Order, the US Financing Order and the Security Documents and such security interests and charges shall rank in the following order of priority:

(a)                 firstly, the Administrative Charge;

(b)                 secondly, the DIP Charge;

(c)                 thirdly, the Directors’ Charge;

(d)                 fourthly, Pre-Filing Unsecured Creditors’ Charge, if any;

(e)                 fifthly, the Lender Additional Compensation Charge and the MIP Charge, pari passu; and

(f)                 sixthly, all other encumbrances;

provided that the Principal Cash Collateral Account shall be subject only to the DIP Charge and the Additional Compensation Cash Collateral Account shall be subject only to the Lender Additional Compensation Charge.

3.12         Grant of Security Interests. As security for all Obligations, the Borrower hereby grants a security interest in, hypothecates, mortgages, charges, pledges, assigns as security and sets over to the Lender all of the existing and after-acquired right, title and interest of the Borrower in all Collateral, together in each case with all general intangibles relating thereto and all proceeds thereof. The Borrower acknowledges that, pursuant to the Orders, the Liens granted in favor of the Lender in all of the Collateral are perfected without the recordation, filing or registration of any Uniform Commercial Code or PPSA financing statements, notices of Lien or other instruments of mortgage or assignment. The Borrower further agrees that (a) the Lender shall have the rights and remedies set forth in the Credit Documents and the Orders in respect of the Collateral and (b) if requested by the Lender, the Borrower shall promptly enter into separate security agreements and pledge agreements with respect to Collateral on terms reasonably satisfactory to the Lender.

3.13         Payment and Obligations. On the Maturity Date, the Lender shall be entitled to immediate payment in full in cash of all Obligations without further application to or order of the CCAA Court or the U.S. Bankruptcy Court.

3.14         No Discharge; Survival of Claims. The Borrower agrees that to the extent that its Obligations hereunder are then outstanding : (a) its Obligations arising hereunder shall not be discharged by the entry of any sanction order or any confirmation order (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Liens granted to the Lender pursuant to the Orders and described in Section 3.11 or elsewhere (and the priority thereof) shall not be affected in any manner by the entry of any order sanctioning, approving or confirming a plan of compromise, arrangement or reorganization.

3.15         Conflicts. To the extent of any conflict between the provisions of this Agreement and provisions contained in the Orders, the provisions of the applicable Order shall govern.

3.16         Exit Financing. On the Exit Date, automatically and without any further consent or action required by the Lender, (i) the Borrower, in its capacity as reorganized Crystallex International Corporation, shall continue to be liable for all obligations in respect of the Loan and all other Obligations, (ii) the Loan hereunder shall remain outstanding and be continued as a Loan under this Agreement through the Termination Date, (iii) the Lender hereunder shall remain a Lender under this Agreement, (iv) Obligations shall continue to be secured by a valid, perfected Lien on all Collateral; and (v) this Agreement and all other Credit Documents shall remain outstanding and in full force and effect. Each of the Borrower and the Lender shall take such actions and execute and deliver such agreements, instruments or other documents as the Lender may reasonably request to give effect to the provisions of this Section 3.16; provided, however, that any such action shall not be a condition precedent to the effectiveness of the provisions of this Section 3.16.

3.17         Commitment Fees. The Borrower shall be liable to pay to the Lender, in consideration for the Lender’s entering into this Agreement, (i) a cash commitment fee in the aggregate amount of $2,000,000, and (ii) the Lender Additional Compensation. The cash commitment fee shall be fully earned upon satisfaction of the conditions precedent to the advance of the Initial Loan set out in Section 5.1 or the waiver thereof by the Lender, and $1,000,000 thereof shall be payable upon the Lender advancing the Initial Loan to the Borrower. The Lender Additional Compensation shall be fully earned upon satisfaction of the conditions precedent to the advance of the Final Order Loan set out in Section 5.2 on or before May 15, 2012: otherwise the Lender shall not be entitled to Lender Additional Compensation. If the Lender Additional Compensation is fully earned by May 15, 2012, the balance of $1,000,000 of the cash commitment fee shall not be payable to the Lender and the obligation of the Borrower to pay such balance shall be extinguished; otherwise such balance shall be due and payable to the Lender on May 16, 2012.

3.18         Expense Reimbursement. The Borrower shall pay to the Lender on the signing of this Agreement the sum of $200,000 as an expense reimbursement which the Lender may apply to reimburse the Lender for, or to pay reasonable and documented expenses (including legal fees and disbursements) incurred by the Lender prior to or after such payment in respect of this Agreement, in addition to any expense reimbursement the Borrower previously paid to the Lender pursuant to the commitment agreement submitted as part of the Bid Procedures. Any amount thereof not applied to reimburse the Lender for such expenses shall be refunded to the Borrower without interest. The foregoing shall not limit the Borrower’s obligations under Section 10.5.

3.19         Maturity Date Extension. Despite any other provision hereof or of any Credit Document, the Lender may extend the Maturity Date beyond December 31, 2016 and all subsequent Maturity Dates, at the Lender’s sole option, by written notice to the Borrower and without any approval, consent or agreement of the Borrower, from time to time; provided, however, that in no event shall the Maturity Date be extended beyond 5 Business Days after receipt by the Lender of all Lender Additional Compensation to which it is entitled, whether in the form of cash or as equity, as contemplated by Exhibit F; and provided further, that for avoidance of doubt, the deposit of an amount of Arbitration Proceeds to the Additional Compensation Cash Collateral Account as contemplated by Exhibit F shall not constitute receipt by the Lender of such amount of the Lender Additional Compensation.

3.20         Withholding Tax Matters.

(a)                 The Lender and Borrower agree to act in good faith and to reasonably cooperate with each other to minimize any applicable withholding tax that may arise pursuant to the ITA in connection with any payments made hereunder. If any withholding is required by law in respect of payments made under this Agreement, the Borrower shall first consult with the Lender regarding the withholding tax obligation and the applicable rate of withholding tax that is to be paid by the Borrower. The Borrower shall make required withholdings, remit the amounts withheld to the appropriate Governmental Authority, and the amount of any such remittances shall be deemed to be payments made to the Lender in satisfaction of amounts owing under this Agreement. To the extent that any withholding would be required by law in respect of amounts deposited to the Additional Compensation Cash Collateral Account at such time as such amounts are paid to the Lender in accordance with Exhibit F, the Borrower shall, subject to the consultation procedures outlined above in this Section 3.20(a), be entitled to make the withholding and retain the amounts so withheld in trust, pending payment to the appropriate Governmental Authority as and when required by applicable law. For greater certainty, notwithstanding the foregoing, the Borrower shall not be required to take any action that may, in its sole determination, be prejudicial to its interests.

(b)                 The Lender shall deliver to the Borrower, at the time or times (A) prescribed by applicable law, (B) referenced in applicable Governmental Authority guidelines, or (C) reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or the Governmental Authorities of any jurisdiction and such other reasonably requested information and documentation (including, for greater certainty, duly completed Forms NR301-303 (as applicable), complete with supporting worksheets and Forms) as will permit the Borrower to determine (A) whether or not payments made by the Borrower hereunder are subject to taxes, (B) if applicable, the required rate of withholding or deduction, (C) whether or not the Lender is subject to backup withholding or information reporting requirements, and (D) the Lender’s entitlement to any available exemption from, or reduction of, applicable taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement or otherwise to establish the Lender’s status for withholding tax purposes in all applicable jurisdictions.

(c)                 The Lender shall promptly (A) notify the Borrower of any change in circumstances that would modify or render invalid any claimed exemption or reduction in respect of taxes, (B) update such documentation described in Section 3.20(b) to reflect any changes in facts and promptly remit such updated documentation to the Borrower, and (C) take such steps as shall not be materially disadvantageous to it and as may be reasonably necessary to avoid any requirement of applicable law of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

3.21         Lender Additional Compensation. Subject to Section 3.17, the Borrower agrees to pay the Lender Additional Compensation to the Lender in accordance with Exhibit F and this Agreement and to otherwise comply with all the Borrower’s obligations under Exhibit F; and except as contemplated by the following sentence of this Section 3.21, the Lender Additional Compensation shall be fully earned upon the conditions in Section 5.2 being satisfied on or before May 15, 2012; provided that the Lender Additional Compensation shall be due and payable only at such times and in such amounts as are provided for and permitted under Exhibit F (including without limitation the percentages of Net Arbitration Proceeds determined in accordance with paragraph (f) of the section of Exhibit F titled “Order of Application of Arbitration Proceeds”) and subject to the Cap. The Lender shall not be entitled to receive any Lender Additional Compensation to the extent provided in this Agreement: (a) in the event that it declines to make the Initial Loan by reason only that the condition precedent set out in Section 5.1(i) has not been satisfied; (b) it fails to advance the Final Order Loan notwithstanding the satisfaction of the conditions precedent in Section 5.2; (c) as provided in Section 6.15(c); and (d) as provided in Section 8.2(c).

3.22         Payment on a Business Day. If any payment on account of principal, interest, fees or expenses hereunder would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan the Borrower hereby represents and warrants to the Lender as of the Effective Date and as of the making of any extension of credit hereunder:

4.1         Financial Statements, Etc. The Borrower has heretofore furnished to the Lender (i) the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, chartered accountants, and (ii) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal quarters ended March 31, 2011, June 30, 2011, and September 30, 2011. Such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower its Subsidiaries as at such dates and for such periods. All such financial statements, including any related schedules and notes thereto have been prepared in accordance with GAAP applied consistently throughout the periods involved subject, in the case of unaudited financial statements, to audit adjustments and the absence of footnotes.

4.2         Existence; Compliance with Law. The Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) subject to entry of the CCAA Financing Order, has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name in all material respects and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, in each case in all material respects, other than such franchises, licenses, permits, authorizations and approvals the absence of which could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction), except as could not reasonably be expected to have a Material Adverse Effect, to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, and (d) other than to the extent such noncompliance is a direct result of the Reorganization Proceedings or is permitted by the Orders, and except as could not reasonably be expected to have a Material Adverse Effect, is in compliance in all respects material to the business as a whole with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign.

4.3         Power; Authorization. Subject to the entry of the CCAA Financing Order, the Borrower has the corporate power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and to borrow hereunder. Subject to the entry of the CCAA Financing Order, the Borrower has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and has taken all necessary action to authorize the borrowings hereunder. Except for the entry of the CCAA Financing Order, no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Borrower, or for the validity or enforceability in accordance with its terms against the Borrower, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except such consents, authorizations and filings, the failure to obtain or perform which would not have a Material Adverse Effect.

4.4         Enforceable Obligations. Each of this Agreement and each other Credit Document to which the Borrower is a party has been or will be, in each case, upon entry of the CCAA Financing Order, duly executed and delivered on behalf of the Borrower. Each of this Agreement each other Credit Document to which the Borrower is a party, in each case, constitutes the legal, valid and binding obligation of the Borrower, and is, or will be upon entry of the CCAA Financing Order, enforceable against the Borrower in accordance with its terms and the terms of the Financing Orders.

4.5         No Legal Bar. The execution, delivery and performance by the Borrower of each Credit Document to which it is a party, the incurrence or issuance of and use of the proceeds by the Borrower of the Loan and the transactions contemplated by the Credit Documents, (a) will not violate any Requirement of Law or any unstayed Contractual Obligation applicable to or binding upon the Borrower or any Subsidiary thereof, or any of their respective properties or assets after the CCAA Financing Order is entered, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under this Agreement, the other Credit Documents and the Financing Orders.

4.6         No Material Litigation. As of the Effective Date, other than as set forth on Schedule 4.6, (i) no unstayed litigation by, investigation known the Borrower by, or proceeding of, any Governmental Authority is pending against the Borrower with respect to the validity, binding effect or enforceability of any Credit Document, the Loan made hereunder, the use of proceeds thereof and the other transactions contemplated hereby and (ii) no unstayed lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties, assets, operations or businesses which is reasonably likely to have a Material Adverse Effect.

4.7          Investment Company Act. The Borrower is not required to register as an “investment company” (as defined or used in the Investment Company Act of 1940, as amended).

4.8         Federal Regulation. No part of the proceeds of the Loan will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

4.9         No Default. No Default or Event of Default has occurred and is continuing.

4.10 Taxes. The Borrower has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all material postpetition taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Borrower); and no tax Lien has been filed, and, to the knowledge of the Borrower, no written claim is being asserted, with respect to any such postpetition tax, fee or other charges.

4.11         Arbitration Proceeding; Liens.

(a)                 The Borrower is the rightful party to assert and pursue the claims asserted in the Arbitration Proceeding, and has not granted any security interest or other interest in such claims to any Person.

(b)         There are no Liens of any nature whatsoever on any assets of the Borrower other than: (i) Liens granted pursuant to the Orders and this Agreement and (ii) other Permitted Liens.

4.12         Security Documents. Upon entry by the CCAA Court, the CCAA Financing Order will be effective to create in favor of the Lender, a legal, valid and enforceable charge on the Collateral (to the extent such matter is governed by the law of Canada or a jurisdiction therein). Upon entry by the U.S. Bankruptcy Court, the U.S. Financing Order will be effective to create for the benefit of the Lender, a legal, valid and enforceable security interest in the Collateral (to the extent such matter is governed by the law of the United States or a jurisdiction therein).

4.13         Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in Section 4.1, the Credit Documents (including the schedules thereto), and any other certificates or documents furnished or to be furnished to the Lender, the CCAA Court or the U.S. Bankruptcy Court from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrower, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrower; provided that with respect to projected financial information, the Borrower represents only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrower to be reasonable at the time and at the time made available.

4.14         Other Information Correct.

(a)                 All written information and other materials concerning the Borrower, its Subsidiaries and the Arbitration Proceeding (other than projections, estimates, budgets or forward looking statements) (the “Information”) which has been, or is hereafter, prepared by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Lender are or, when delivered, will be, when considered as a whole, complete and correct in all material respects and do not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make any statement contained therein not materially misleading in light of the circumstances under which such statement has been made; and

(b)                 solely with respect to the Operating Budget, to the extent that any such Information contains projections, estimates, budgets or forward looking statements, such projections, estimates, budgets or forward looking statements were prepared in good faith on the basis of:

(i)         assumptions, methods and tests stated therein which are believed by the Borrower to be reasonable at the time made; and

(ii)         information believed by the Borrower to have been accurate based on the information available to the Borrower at the time such projections, estimates, budgets or forward looking statements were prepared and furnished to the Lender.

4.15         If Incorrect. The Borrower agrees that if, at any time prior to the advance of the entire Loan, any of the representations and warranties in this Agreement contained in Sections 4.1, 4.6, 4.10, 4.12, 4.13 or 4.14 is or would be incorrect in any material respect if the information or projections were being furnished or such representations and warranties were being made, at such time, then the Borrower will promptly supplement, or cause to be supplemented, the information and projections so that such representations and warranties will be correct in all material respects under those circumstances.

4.16         Assets of Subsidiaries. No direct or indirect Subsidiary of the Borrower has assets, the aggregate value of which exceeds $100,000 or, if any such Subsidiary has assets, the aggregate value of which exceeds $100,000, such Subsidiary has delivered to the Lender prior to the Effective Date, a guarantee by such Subsidiary of payment of all Obligations and first priority security charging all such Subsidiary’s existing and after-acquired assets as security therefor (and such other related documents as are required by the Lender), all in form and substance satisfactory to the Lender, acting reasonably.

ARTICLE V

CONDITIONS PRECEDENT

5.1         Conditions Precedent to the Advance of the Initial Loan. The obligation of the Lender to make the Initial Loan shall be subject to the satisfaction (or waiver by the Lender) of the following conditions precedent:

(a)                 Agreement; Note. The Lender shall have received (i) a counterpart of this Agreement duly executed and delivered by a duly authorized officer of the Borrower, (ii) the Note executed by a duly authorized officer of the Borrower, and (iii) the Security Documents referred to in Section 6.10(a), control agreements, pledge and set-off cash collateral agreements, officers’ certificates, directors’ authorizing resolutions, incumbency certificates and legal opinions, all in form and substance reasonably satisfactory to the Lender acting reasonably;

(b)                 Fees. The Lender shall have received all fees, expenses and other consideration agreed to in writing by it or otherwise presented for payment and that are required to be paid or delivered on or before the date of such advance;

(c)                 Lien Perfection and Priority. The Lender shall have received and filed financing statements on Form UCC-1 and any financing statements under the PPSA necessary or, in the reasonable opinion of the Lender, desirable to perfect the Liens created by the Orders or the Security Documents and the Lender’s post-registration search results show the filing against the Borrower of no UCC-1 statements or PPSA financing statements in respect of Collateral evidencing a Lien with a higher priority than those in favor of the Lender;

(d)                 Closing Certificate. The Lender shall have received a closing certificate of the Borrower dated the date of the advance, in substantially the form of Exhibit E, with appropriate insertions and attachments, executed by any Responsible Officer;

(e)                 Entry of the CCAA Financing Order. The Lender shall have received a copy of the CCAA Financing Order and such CCAA Financing Order shall be in full force and effect and not have been stayed, reversed, vacated, rescinded, modified or amended in any respect, unless otherwise agreed by the Lender in its sole discretion;

(f)                 Budgets and Cash Flow Statements. The Lender shall have received and approved in writing the Initial Operating Budget, the Operating Budget and the Arbitration Budget (collectively, and together with such related and subsequent budgets that are approved by the Lender, the “Budgets”) and a cash flow statement for the first 13 weeks after the Effective Date (the “Initial Cash Flow Statement” and, together with such subsequent cash flow statements that are approved by the Lender, the “Cash Flow Statements”);

(g)                 Representations and Warranties. Each of the representations and warranties made in or pursuant to Article IV or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of the advance of the Initial Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(h)                 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loan to be made on such Borrowing Date;

(i)                 No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date of this Agreement;

(j)                 Claims and Actions. Other than those claims, actions, suits, investigations or proceedings which are satisfactory to the Lender and disclosed in writing to the Lender prior to the Effective Date, there shall exist no unstayed claim, action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator, mediator or governmental authority which relates to the Borrower or the Loan which could reasonably be expected result in a Material Adverse Effect;

(k)                 Payment of Expenses. Simultaneously with the advance of the Initial Loan, the Lender shall receive payment of all expense reimbursement amounts then owing and payable by the Borrower under this Agreement;

(l) Confidentiality Agreement. The Borrower has not requested that confidential information provided by the Borrower to the Lender be returned to the Borrower or destroyed; and

(m)                 Latest Advance Date. The Initial Loan shall have been fully advanced on or before April 24, 2012.

5.2         Conditions Precedent to the Advance of the Final Order Loan. The obligation of the Lender to make the Final Order Loan shall be subject to the satisfaction (or waiver by the Lender) of the following conditions precedent:

(a)                 CCAA Financing Order. The Lender shall have received a copy of the CCAA Financing Order and such CCAA Financing Order shall be in full force and effect and not have been stayed, reversed, vacated, rescinded, modified or amended in any respect, and any applicable appeal period shall have expired or if an appeal has been filed, such appeal shall have been dismissed on a final basis without further appeal unless otherwise agreed by the Lender in its sole discretion;

(b)                 Entry of the U.S. Financing Order. The Lender shall have received a copy of the U.S. Financing Order and such U.S. Financing Order shall be in full force and effect and not have been stayed, reversed, vacated, rescinded, modified or amended in any respect, unless otherwise agreed by the Lender in its sole discretion;

(c)                 Fees. The Lender shall have received all fees, expenses and other consideration agreed to in writing by it or otherwise presented for payment and that are required to be paid or delivered on or before the date of such advance;

(d)                 Representations and Warranties. Each of the representations and warranties made in or pursuant to Article IV or which are contained in any other Credit Document, as corrected from time to time pursuant to Section 4.15 (if applicable), shall be true and correct in all material respects on and as of the date of the advance of the Final Order Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loan to be made on such Borrowing Date;

(f)                 Lien Priority. The Orders of a Bankruptcy Court shall continue to grant to the Lender a charge on all the Borrower’s existing and after-acquired assets (other than the Excluded Property) with the priority required by this Agreement;

(g)                 Initial Loan. The full amount of the Initial Loan shall have been advanced to the Borrower;

(h)                 Latest Advance Date. The Final Order Loan shall have been fully advanced on or before May 15, 2012; and

(i)                 Conversion and Voting Agreement. The Lender and the Borrower shall have executed and delivered a conversion and voting agreement which reflects the provisions of Exhibit G (and the Lender and the Borrower shall act reasonably in settling such agreement).

5.3         Conditions Precedent to the Advance of the Incremental Loan. The obligation of the Lender to make the Incremental Loan shall be subject to the satisfaction (or waiver by the Lender) of the following conditions precedent:

(a)                 Financing Orders. No Financing Order shall have been reversed, stayed, vacated or, unless otherwise agreed by the Lender in writing in its sole discretion, amended or subject to appeal;

(b)                 U.S. Financing Order. The Lender shall have received a copy of the U.S. Financing Order and such U.S. Financing Order shall be in full force and effect and not have been stayed, reversed, vacated, rescinded, modified or amended in any respect, and any applicable appeal period shall have expired or if an appeal has been filed, such appeal shall have been dismissed on a final basis without further appeal unless otherwise agreed by the Lender in its sole discretion;

(c)                 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loan to be made on such Borrowing Date;

(d)                 Lien Priority. The Financing Orders shall continue to grant to the Lender a charge on all the Borrower’s existing and after-acquired assets (other than the Excluded Property) with the priority required by this Agreement;

(e)                 Representations and Warranties. Each of the representations and warranties made in or pursuant to Article IV or which are contained in any other Credit Document, as corrected from time to time pursuant to Section 4.15 (if applicable), shall be true and correct in all material respects on and as of the date of the advance of the Incremental Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(f)                 Available Cash. The Borrower shall certify to the Lender and provide evidence satisfactory to the Lender, acting reasonably, that it has available cash or Cash Equivalents in an amount not exceeding $2,500,000;

(g)                 Director Approval. The Borrower shall certify to the Lender that the board of directors of the Borrower has determined that the Incremental Loan is necessary and in the best interests of the Borrower; and

(h)                 Final Order Loan. The full amount of the Final Order Loan shall have been advanced to the Borrower.

5.4         Conditions Precedent to the Advance of the Supplemental Loan. The obligation of the Lender to make the Supplemental Loan shall be subject to the satisfaction (or waiver by the Lender) of the following conditions precedent:

(a)                 Financing Orders. No Financing Order shall have been reversed, stayed, vacated or, unless otherwise agreed by the Lender in writing in its sole discretion, amended or subject to appeal;

(b)                 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to the Loan to be made on such Borrowing Date;

(c)                 Lien Priority. The Financing Orders shall continue to grant to the Lender a charge on all the Borrower’s existing and after-acquired assets (other than the Excluded Property) with the priority required by this Agreement;

(d)                 Representations and Warranties. Each of the representations and warranties made in or pursuant to Article IV or which are contained in any other Credit Document , as corrected from time to time pursuant to Section 4.15 (if applicable), shall be true and correct in all material respects on and as of the date of the advance of the Supplemental Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(e)                 Available Cash. The Borrower shall certify to the Lender and provide evidence satisfactory to the Lender, acting reasonably, that it has available cash or Cash Equivalents in an amount not exceeding $2,500,000;

(f)                 Director Approval. The Borrower shall certify to the Lender that the board of directors of the Borrower has determined that the Supplemental Loan is necessary and in the best interests of the Borrower; and

(g)                 Incremental Loan. The full amount of the Incremental Loan shall have been advanced to the Borrower.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Obligation remains outstanding and unpaid or any other amount is owing to the Lender hereunder or under any of the other Credit Documents, it shall:

6.1         Financial Statements. Furnish to the Lender (which furnishing may be made to the Lender via a secured internet web page, via delivery by electronic mail or via delivery of a hard copy or by posting to SEDAR or similar government internet web page and giving notice of such posting to the Lender):

(a)                 monthly updated budgets and updated cash flow projections (which, when approved by the Lender, shall constitute a Budget and a Cash Flow Statement, respectively, for purposes of this Agreement), including a reconciliation of actual results for the immediately preceding month to the Budget and Cash Flow Statements for such month as set forth in the applicable Budget and Cash Flow Statement, respectively, and a detailed explanation of all material variances;

(b)                 monthly lists of outstanding payables and monthly compliance certificates in respect of the determination of any Material Adverse Deviation;

(c)                 as soon as available, but in any event not later than 45 days after the end of each quarter of each fiscal year of the Borrower to end after the Effective Date (commencing with the fiscal quarter ending March 31, 2012), (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each such quarter and (ii) the related unaudited consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for such quarterly period and the portion of the fiscal year of the Borrower through such quarter-end date, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, to the extent available, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(d)                 within 90 days after each of the Borrower’s fiscal year ends, the Borrower’s audited annual consolidated financial statements for such fiscal year, if and to the extent that the Borrower has caused such audited statements to be prepared.

All such financial statements referred to in Sections 6.1(c), and (d) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP, subject, in the case of the statements referred to in Sections 6.1(c), to the absence of footnotes and customary year-end adjustments.

6.2         Certificates; Other Information. Furnish to the Lender (which furnishing may be made to the Lender via a secured internet web page, via delivery by electronic mail or via delivery of a hard copy or by posting to SEDAR or similar government internet web page and giving notice of such posting to the Lender):

(a)                 concurrently with the delivery of the financial statements referred to in Section 6.1(c), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, during such period no Default or Event of Default has occurred except as specified in such certificate;

(b)                 promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Borrower, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Borrower with any securities exchange or with the Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any of their respective functions;

(c)                 promptly, such additional financial and other information as the Lender may from time to time reasonably request; and

(d)                 if available, at least two clear days (or such shorter period as may be practicable in light of the circumstances) prior to such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower with either Bankruptcy Court (other than pleadings, motions, applications or other filings which would reasonably be expected to be immaterial to the Lender).

6.3         Payment of Obligations. Except in accordance with the CCAA or the Bankruptcy Code or by an applicable order of either Bankruptcy Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its Postfiling material taxes and other material obligations, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of the Borrower is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower and (ii) all obligations arising Prefiling required to be paid Postfiling but prior to implementation or consummation of a plan of compromise, arrangement or reorganization by order of either Bankruptcy Court that has been entered with the consent of (or non-objection by) the Lender.

6.4         Prosecution of Arbitration Proceeding; Maintenance of Existence. Continue to prosecute the Arbitration Proceeding in accordance with the advice of counsel in a timely and prudent manner, and preserve, and keep in full force and effect the Borrower’s corporate existence.

6.5         Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Lender upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested (but in any event no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing), and to discuss the business, operations, assets and financial and other condition of the Borrower with officers and employees thereof.

6.6         Notices. Promptly give notice to the Lender:

(a)                 of the occurrence of any Default or Event of Default;

(b)                 of any litigation or proceeding against the Borrower (i) in which more than $1,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(c)                 of a material adverse change known to the Borrower in the business, assets, financial condition or results of operations of the Borrower;

(d)                 of any award in or settlement of the Arbitration Proceeding; and

(e)                 of the occurrence of any event or development with respect to the Arbitration Proceeding that has resulted or could reasonably be expected to result in the dismissal, discontinuation or denial of any material portion of the Arbitration Entitlement.

Each notice pursuant to this Section 6.6 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.7         Further Assurances. The Borrower will, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver, from time to time, such documents, instruments, agreements and other items, and take such further steps relating to the Collateral as the CCAA Court or the U.S. Bankruptcy Court may require.

6.8         Conduct of Business and Arbitration Proceeding Information. The Borrower shall keep the Lender reasonably informed of material events in the conduct of its business, including in respect of the Arbitration Proceeding.

6.9         [Related to Arbitration Proceeding]

6.10         Paper Security. The Borrower shall deliver the following to the Lender on or before the date of the first advance of the Loan, in form and substance satisfactory to the Lender acting reasonably:

(a)                 as security for all Obligations, a general security agreement which grants to the Lender security interests in and charges of all Collateral with the priority specified by Section 3.11 and pledge and security agreements and deposit control agreements in respect of each Cash Collateral Account referred to in this Agreement;

(b)                 at the Lender’s request, financing statements executed by the Borrower to facilitate the filing of financing statements under the UCC and the PPSA in respect of such general security agreement and pledge and security agreements;

(c)                 a certificate by an officer of the Borrower containing inter alia a resolution of the directors of the Borrower authorizing the execution and delivery of all Credit Documents and an incumbency certificate with respect to signing officers of the Borrower; and

(d)                 if requested by the Lender, legal opinions addressed to the Lender from the Borrower’s Canadian and U.S. counsel with respect to the Borrower and the Credit Documents.

6.11         Plan to be Consistent. If the Borrower proposes a Plan, such Plan shall:

(a)                 comply with the requirements of Section 7.19 and not be inconsistent with this Agreement or any other Credit Document in a manner described in Section 8.1(s); and

(b)                 without limiting paragraph (a) above, provide that this Agreement, the Loan, the Security Documents and the other Credit Documents shall continue after the implementation date of the Plan on the same terms as before implementation and all provisions of such documents shall continue thereafter in full force and effect.

6.12         Sanction Order. If the Borrower applies for a sanction order from a Bankruptcy Court, such application shall include a request that the sanction order provide for the survival of the Lender Additional Compensation Charge and the DIP Charge.

6.13         Series 1 Shares. On the Effective Date or as soon as practicable thereafter, the Borrower shall take such steps as shall be necessary to create a new series of the existing Class A Preference Shares of the Borrower (the “Series 1 Shares”) consisting of 100 authorized Series 1 Shares.

(a)                 The attributes of the Series 1 Shares shall include the following:

(i)         The holders of the Series 1 Shares shall have as a class the right, voting exclusively and separately as a class, to nominate and elect two (2) members of the Board of Directors (each director so nominated and elected, or so nominated and elected by the holder of the Special LAC Shares, a “Series 1 Nominee”) (the “Series 1 Voting Rights”) but the holders of the Series 1 Shares shall not have any other voting rights other than as provided by applicable law.

(ii)         The Series 1 Voting Rights shall cease and be terminated upon the date (the “Cessation Date”) that is the earliest of (A) the date on which all amounts deposited to the Principal Cash Collateral Account and to the Additional Compensation Cash Collateral Account have been paid out to the Lender from such Cash Collateral Accounts and received by the Lender in accordance with this Agreement; (B) the date on which all the rights and benefits of the Lender under the Loan, this Agreement and the related Credit Documents are held neither by one or more Tenor Group Members nor by a Person to whom the Lender or a Tenor Group Member has assigned its rights under this Agreement with the prior written consent of the Borrower in accordance with Section 10.6(a) or as otherwise permitted by Section 10.6(a); (C) the date on which any of the Special LAC Shares are issued to the Lender as contemplated by Exhibit G (but the foregoing shall not affect the rights of the holders of the Special LAC Shares regarding directors as provided in Exhibit G); or (D) the date on which the Borrower prepays all Obligations pursuant to Section 3.2(b). On and after the Cessation Date, the Series 1 Shares will remain outstanding until redeemed by the Borrower but shall cease to have any voting rights except those provided by applicable law.

(iii)         The Series 1 Shares shall be redeemable by the Borrower at any time after the Cessation Date on not less than ten (10) days’ notice to the holder thereof at a redemption price of one Dollar per share.

(iv)         In addition to the foregoing, in the event of the liquidation, dissolution or winding up of the Borrower or other distribution of the property or assets of the Borrower among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of the Series 1 Shares shall be entitled, for each such share held by such holder, to receive out of the property and assets of the Borrower, before any amount shall be paid or any property or assets of the Corporation distributed to the holders of the common shares or any other shares of the Corporation ranking after the Series 1 Shares, the sum of one Dollar per share.

(v)         The holder of the Series 1 Shares shall be entitled to transfer all but not less than all the Series 1 Shares then held by such holder to another Person only if such holder (and all Tenor Group Members then holding any rights under this Agreement) concurrently assign in compliance with this Agreement all but not less than all such rights then held by it and them under this Agreement to such Person in accordance with Section 10.6(a) hereof and such Person concurrently assumes all the holder’s obligations under this Agreement.

(b)                 On the advance date of the Initial Loan or within two Business Days thereafter, the Borrower shall issue to the Lender 100 Series 1 Shares at a subscription price of one (1) Dollar per share payable to the Borrower in immediately available funds, and the Borrower shall not issue any other Series 1 Shares to any other Person.

6.14         Board of Directors.

(a)             On the Effective Date, the Borrower shall take or cause to be taken such steps as shall be necessary to facilitate modifications to the Board of Directors as follows:

(i)                 the Board of Directors shall be comprised of five (5) directors;

(ii)                 three (3) new members shall be added to the Board of Directors, including two nominees of the holders of the Series 1 Shares (the “Series 1 Nominees”) and one (1) new Independent Director (the “New Independent Director”) selected by mutual agreement of the Lender and the Borrower, such that the Board of Directors shall be constituted as follows:

A.	the one (1) New Independent Director;

B.	the two (2) new Series 1 Nominees; and

C.	two (2) of the existing directors selected by the management of the Borrower (the “Borrower Nominees”);

(iii)         The New Independent Director shall be the chair of the Board of Directors, and the chair (whether or not the chair is the New Independent Director) shall not have a second casting or tie-breaking vote.

(b)                 The Borrower shall use its best efforts to ensure that during the period commencing on the Effective Date and ending on the Cessation Date, the composition of the Board of Directors and the person holding the position of chair of the Board of Directors, are as set out in Section 6.14(a), and, for greater certainty, at each annual meeting of shareholders of the Borrower and each special meeting of the shareholders of the Borrower at which directors are to be elected, occurring between the Effective Date and the Cessation Date, the Borrower will nominate and solicit proxies (and if properly executed and otherwise valid, cause such proxies to be voted in accordance with the instructions) for election as a director the New Independent Director.

6.15         Special Managing Director .

(a)                 On the Effective Date, the Board of Directors shall appoint the New Independent Director to act as a special managing director (in such capacity, the “Special Managing Director”) and shall establish a mandate of the Special Managing Director which shall provide that the Special Managing Director shall have all the powers of the Board of Directors to make decisions relating to any of the following matters (each, a “Special Matter”) except to the extent that making a decision as to any Special Matter would require the Special Managing Director to exercise one or more of those powers that may not be delegated to a committee of directors or managing director pursuant to subsection 115(3) of the CBCA (“Non-Delegable Powers”):

(i)         the conduct of the Reorganization Proceedings and the efforts of the Borrower to reorganize the Prefiling Unsecured Claims;

(ii)         any matters relating to the rights of the Lender and the Borrower as against the other under this Agreement or any other Credit Document or the operation thereof;

(iii)         the administration of the MIP, to the extent such administration has not been delegated to the Retention Amount Pool Committee (as defined in the MIP plan documentation); and

(iv)         retention by the Borrower of any advisor in respect of the matters set out in clauses (i), (ii) and (iii) above.

(b)                 The mandate of the Special Managing Director shall further provide that he or she shall not make any decision regarding any Special Matter without first consulting with and considering in good faith the recommendations of a non-board advisory panel (the “Advisory Panel”) established by the Board of Directors consisting of the three (3) individuals who, immediately prior to the modifications contemplated by Section 6.13, sat on the Board of Directors as independent directors if such Advisory Panel is established and is subsisting . Members of the Advisory Panel shall be entitled to attend and observe meetings of the Board of Directors but shall not be permitted to make submissions at any such meeting except with respect to any Special Matters being considered at such meeting.

(c)                 If and to the extent that in the opinion of the Special Managing Director, deciding a particular Special Matter would require the Special Managing Director to exercise a Non-Delegable Power, the Special Managing Director may consider such matter but no decision relating thereto shall be valid unless ratified by ordinary resolution of the Board of Directors. In the event that the Board of Directors fails to so ratify such a decision where one or both Series 1 Nominees has voted against such ratification, then the Lender shall thereupon lose any and all entitlement to Lender Additional Compensation. For greater certainty, the Lender shall not lose such entitlement if one or both of the Series 1 Nominees does not or do not vote.

(d)                 In the event that there is a disagreement or material doubt by the Special Managing Director or amongst the other directors as to whether a particular matter is or is not a Non-Delegable Matter, then in order to resolve that question the Special Managing Director shall, on behalf of the Borrower, seek the advice of reputable, independent corporate counsel approved by ordinary resolution of the Board of Directors and doing no other work for the Borrower or the Lender, and for the purposes of this Agreement the Borrower shall act on the advice of such counsel.

6.16         Other Decisions of the Board of Directors.

(a)                 No resolution of the Board of Directors relating to any of the following matters shall be valid unless approved by a majority of the members of the Board of Directors voting on the issue, including at least one (1) Series 1 Nominee:

(i)         payment of any management compensation in excess of or in addition to that contemplated in the Initial Operating Budget, other than in connection with the MIP;

(ii)         any transaction or group of related transactions with an Affiliate of the Borrower involving consideration of $50,000 or more in the aggregate;

(iii)         the retention or continuance by the Borrower of any advisor other than Arbitration Counsel or pursuant to Section 6.15(a)(iv); or

(iv)         [Related to the Arbitration Proceeding]

(b)                 None of the following actions shall be undertaken by the Borrower unless authorized by resolution of the Board of Directors approved by at least four (4) of the directors, one of whom must be the New Independent Director (if any):

(i)         [Related to the Arbitration Proceeding]

(ii)         [Related to the Arbitration Proceeding];

(iii)         [Related to the Arbitration Proceeding];

(iv)         any merger or amalgamation of the Borrower with any other Person or any sale or other disposition of all or substantially all the assets and undertaking of the Borrower or its rights under or in connection with the Arbitration Proceeding; or

(v)         [Related to the Arbitration Proceeding]

(c)                 [Related to the Arbitration Proceeding]

6.17         Tax Filings, After the CCAA Case has been terminated, the Borrower shall file or cause to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and pay all material Postfiling taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount which is then being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided for on the books of the Borrower).

6.18         Budget Variance Information, The Borrower shall deliver to the Lender monthly, within fifteen days after the last day of each month, a variance report certified by a responsible officer of the Borrower in form and substance satisfactory to the Lender acting reasonably comparing the actual amounts paid by the Borrower on (by reference to the Budget) a line item by line item monthly and three month basis for the three calendar month period ending on the last day of such month, and the amount of any adverse deviation referred to in Section 8.1 (n), with a reasonably detailed explanation of the significant variances.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower hereby agrees that it shall not, directly or indirectly, without the Lender’s prior written consent, so long as any Obligation remains outstanding and unpaid or any other amount is owing to the Lender hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Article VII is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

7.1         Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                 Indebtedness outstanding on the CCAA Filing Date;

(b)                 Indebtedness consisting of the Loan and in connection with this Agreement;

(c)                 Indebtedness arising after the CCAA Filing Date in connection with workmen’s compensation obligations of the Borrower;

(d)                 Indebtedness (other than Permitted Subordinated Indebtedness) secured by Permitted Liens; and

(e)                 Permitted Subordinated Indebtedness incurred after the implementation of the Plan.

7.2         Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a)                 Liens arising after the CCAA Filing Date for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(b)                 Liens in favor of the Lender pursuant to the Orders and the Credit Documents, including bankers’ liens arising by operation of law;

(c)                 Liens on the Excluded Property;

(d)                 Liens which are statutory liens for amounts incurred before or after the CCAA Filing Date in connection with workmen’s compensation obligations, unemployment insurance and other social security laws applicable to the Borrower;

(e)                 carriers’, warehousemen’s, mechanics’ repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(f)                 the Administration Charge;

(g)                 the Directors’ Charge;

(h)                 the DIP Charge;

(i)                 the Lender Additional Compensation Charge;

(j)                 the MIP Charge; and

(k)                 Liens to secure Permitted Subordinated Indebtedness provided such Liens are subordinated to all Liens in favor of Lender.

7.3         Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a)                 Contingent Obligations existing on the CCAA Filing Date and Contingent Obligations relating to any Indebtedness permitted under Section 7.1(a); and

(b)                 Contingent Obligations arising in the ordinary course of business after the CCAA Filing Date in connection with workmen’s compensation obligations of the Borrower.

7.4         Prohibition of Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except for the transactions otherwise permitted pursuant to Section 7.5.

7.5         Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except for the sale or other disposition of any property (including, without limitation, any and all mining equipment owned by the Borrower) that, in the reasonable judgment of the Borrower, is no longer necessary for the operation of the business of the Borrower (as such business exists on the CCAA Filing Date); provided that the Borrower shall sell any mining equipment then owned by it on or before June 30, 2014.

7.6         Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except that the Borrower may:

(a)                 make payroll advances in the ordinary course of business;

(b)                 acquire and hold receivables owing to it on the CCAA Filing Date and, if acquired after such date, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (b) shall prevent the Borrower from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers, as management deems reasonable in the circumstances);

(c)                 make travel advances to its officers and employees in the ordinary course of business; and

(d)                 make loans, advances or other investments existing on the CCAA Filing Date.

7.7         Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 7.7 shall prohibit the Borrower from engaging in the following transactions: (v) the payment of Operating Expenses in accordance with the most recently approved Operating Budget; (w) the performance of the Borrower’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement existing on the CCAA Filing Date or approved by the Lender in writing and hereafter entered into in the ordinary course of business, (x) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business at rates and scales in effect on the CCAA Filing Date or subsequently approved by the Lender in writing; (y) the maintenance of existing benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business; or (z) payment of a portion of the Arbitration Entitlement to management of the Borrower pursuant to the MIP.

7.8         Limitation on Changes in Fiscal Year. Permit (i) the fiscal year of the Borrower end on a day other than December 31 in any calendar year and (ii) the first three fiscal quarters of the Borrower to end on any day other than March 31, June 30 and September 30, respectively, in any fiscal year.

7.9         Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, other than the ownership and prosecution of the Arbitration Proceeding and any other proceeding or action determined by the Borrower to be necessary or desirable in connection with the enforcement of the rights of the Borrower and its Affiliates with respect to the Las Cristinas mining project or any other property or contractual right of the Borrower or any of its Subsidiaries.

7.10         Restriction on Creation and Acquisition of Subsidiaries. Create, or acquire any ownership interest in, any Subsidiaries other than those existing on the CCAA Filing Date.

7.11         Dividends and Distributions. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower; provided, however, that the Borrower may, on or after the Principal Cash Collateralization Date, the Lender Additional Compensation Cash Collateralization Date and the payment to the Lender in full of all interest, expenses and other Obligations (except the Obligations to pay principal or Lender Additional Compensation), distribute to its shareholders the remaining property and assets of the Borrower (other than the Cash Collateral Accounts or any amounts therein) in accordance with applicable law and in such manner as the Borrower may determine.

7.12         Preference Shares. The Borrower shall not issue or agree to issue any shares of its existing classes of preference shares other than the Series 1 Shares or the Special LAC Shares (as defined in Exhibit G), in each case, to the Lender.

7.13         New Equity Raise. The Borrower shall not approve, authorize or engage in a New Equity Raise without the prior written consent of the Lender (which consent the Lender may withhold in its sole discretion) unless such New Equity Raise does not dilute any of the Lender’s rights or interests pursuant to Exhibits F or G.

7.14         [Related to the Arbitration Proceeding].

7.15         [Related to the Arbitration Proceeding]

7.16         [Related to the Arbitration Proceeding]

7.17         Permitted Subordinated Indebtedness.

The incurrence by the Borrower of any Permitted Subordinated Indebtedness shall be subject to the following restrictions:

(a)                 Right of First Offer. Despite any other provision of this Agreement, the Borrower shall not incur, or enter into any agreement to incur, any Permitted Subordinated Indebtedness unless the Borrower has first given the Lender the opportunity to provide such Permitted Subordinated Indebtedness to the Borrower. If the Lender provides an offer to provide such Permitted Subordinated Indebtedness, the Borrower shall not be obligated to accept any such offer if it determines, in its sole discretion, that it is able to obtain such Permitted Subordinated Indebtedness on terms more favourable to the Borrower than the terms offered to the Borrower by the Lender.

(b)                 Subordination. Any Permitted Subordinated Indebtedness shall by its terms and by an intercreditor agreement between the Lender and the lender of such Permitted Subordinated Indebtedness be postponed to the Obligations other than the Lender Additional

Compensation and subordinated to the Liens securing the same as provided in the Security Documents and to the Administrative Charge and the DIP Charge to the extent they secure the Obligations other than the Lender Additional Compensation, and such terms shall provide that the holders of such Permitted Subordinated Indebtedness shall not be entitled to take any step or proceeding to enforce such Permitted Subordinated Indebtedness or any security therefor until such time as the Obligations other than the Lender Additional Compensation have been paid and satisfied in full or secured by cash collateral pursuant to the terms hereof and of Exhibit F.

(c)                 Excess Proceeds. In the event that the proceeds of any Permitted Subordinated Indebtedness received by the Borrower shall exceed $10,000,000, the Borrower shall deposit to the Principal Cash Collateral Account an amount (the “PCCA Deposit”) equal to the lesser of 50% of such excess and an amount which, when added to the balance standing to the credit of the Principal Cash Collateral Account, would equal the aggregate principal amount of the Loan then outstanding.

(d)                 Limits. The Borrower shall not be entitled to incur any Permitted Subordinated Indebtedness until and unless either: (i) the Lender has advanced all the Loans, or (ii) within five (5) Business Days after receipt by the Lender of the Notice of Borrowing for a Loan required to be given in accordance with Section 3.1, the Lender has not advanced such Loan (A) notwithstanding the fulfillment of all conditions precedent to such advance, or (B) by reason of the non-fulfillment of any of the conditions precedent to such advance other than those specified in Section 5.3(f) or 5.4(e), as applicable, and at any time thereafter (the “Proposed Incurrence Date”) only to the extent that the aggregate outstanding principal amount of such Permitted Subordinated Indebtedness so incurred does not exceed an amount equal to the sum of: (x) the PCCA Deposit, if any, that would be required under paragraph (c) above if such Permitted Subordinated Indebtedness were incurred on the Proposed Incurrence Date, plus (y) the aggregate projected Operating Expenses of the Borrower as reflected and approved by the Lender in the Operating Budgets for: (A), if the Proposed Incurrence Date occurs in the three year period prior to the third anniversary of the Effective Date, such three year period, and (B) if the Proposed Incurrence Date occurs thereafter, for the three year period preceding the Proposed Incurrence Date.

7.18         Sanction Order or Other Filing.

The Borrower shall not seek a sanction order from any Bankruptcy Court that would if granted release, discharge or otherwise adversely affect the Obligations or the security therefor granted under the Security Documents, and the Borrower shall not take any other action, including the filing of an application, that would give rise to an Event of Default or any person other than the Borrower shall do so unless such application is contested in good faith by the Borrower and the relief requested is granted in an order that is not stayed pending appeal.

7.19         Agreements with Prefiling Unsecured Creditors.

The Borrower shall not, without the prior written approval of the Lender, enter into any agreement, arrangement or understanding with all or any of the Prefiling Unsecured Creditors (including without limitation, a Plan) that would:

(a)                 entitle any Prefiling Unsecured Creditors to receive payment of principal of and/or interest on their respective Proven Claims prior to the Principal Cash Collateralization Date; or

(b)                 increase the rate of interest payable on any Proven Claim held by any Prefiling Unsecured Creditors above 15% per annum, not compounded; or

(c)                 pay any bonus, fee or other compensation to any Prefiling Unsecured Creditors or reimburse their expenses other than reasonable expenses actually incurred; or

(d)                 grant any Prefiling Unsecured Creditors the right to vote for and elect any directors of the Borrower or any other rights relating to governance of the Borrower, other than such voting or governance rights as may be attached to any common shares of the Borrower held by such Prefiling Unsecured Creditors; or

(e)                 issue or grant to any Prefiling Unsecured Creditors any equity security containing anti-dilution provisions, or any right or option to acquire any such equity security (including by way of conversion); or

(f)                 adversely affect the Lender’s right to receive the Lender Additional Compensation or other Obligations, or reduce or dilute the amount thereof, reduce the Lender’s priority with respect thereto, increase the entitlement of creditors ranking ahead of the Lenders in relation thereto, or adversely affect the timing of payment therefor.

7.20         No Dilution. The Borrower shall not, under any circumstances, take or permit any action or step which has the effect, or could reasonably be expected to have the effect, of diluting any interest or right of the Lender to convert the Lender Additional Compensation to 35% of the Borrower’s equity (on a fully diluted basis as converted) as provided by Exhibits F and G hereto (other than equity of the Borrower issued as part of a New Equity Raise and approved by the Lender to the extent the Lender’s approval is required pursuant to Section 7.13).

ARTICLE VIII

EVENTS OF DEFAULT AND EARLY TERMINATION

8.1         Events of Default. Upon the occurrence and during the continuance of any of the following events:

(a)                 the Borrower shall fail to (i) pay any principal of the Loan or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on the Loan or Note or any fee or other amount payable hereunder within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)                 any representation or warranty made or deemed made by the Borrower in any Credit Document was incorrect in any material respect on or as of the date made or deemed made; or

(c)                 the Borrower shall default in the observance or performance of any other provision, covenant or agreement contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of 15 days; or

(d)                 the Borrower shall (i) default in any payment of principal of or interest on or other amounts in respect of any Postfiling Indebtedness (other than the Loan, but including for this clause (d) any Postfiling Contingent Obligation), beyond any applicable grace period; or (ii) default in the observance or performance of any other agreement or condition relating to any such Postfiling Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Postfiling Indebtedness to cause, with the giving of notice if required, such obligation to become due prior to its stated maturity, any applicable grace period having expired; provided that the aggregate principal amount of any such item of Postfiling Indebtedness which would then become due or payable equals or exceeds $500,000; or

(e)                 one or more judgments or decrees that require the Borrower to satisfy as an administrative expense claim (other than in respect of Postfiling interest and expense reimbursements payable to any Prefiling creditor in respect of Prefiling Indebtedness or an amount contemplated by the Budgets) shall be entered against the Borrower involving in the aggregate a liability (to the extent not paid, fully reserved for or fully covered by insurance) of $500,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(f)                 any Credit Document (including the Orders) shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing, or the Orders shall cease to be effective to grant a perfected Lien in the Collateral with the priority purported to be created thereby or the Borrower shall so assert in writing; or

(g)                 either of the Reorganization Proceedings shall be dismissed without a Plan having been sanctioned or, in the case of the Chapter 15 Case, a case under Chapter 7 of the Bankruptcy Code shall be commenced for the Borrower; or

(h)                (i) an order of either the CCAA Court or the Bankruptcy Court shall be entered granting a claim superior in priority to those arising from the Obligations or a Lien ranking pari passu with, senior to, or (except for Permitted Subordinated Indebtedness) junior to any of the charges granted pursuant to the CCAA Financing Order, (ii) an order of the relevant Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or otherwise amending, supplementing or modifying either Financing Order without the written consent of the Lender, (iii) an order of either Bankruptcy Court shall be entered in either the CCAA Case or the Chapter 15 Case appointing a monitor or an examiner having enlarged powers relating to the operation of the business of the Borrower (i.e., in the Chapter 15 Case, powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code); or (iv) a sanction order of the CCAA Court shall be entered in the CCAA Case does not provide for the survival of the Lender Additional Compensation Charge or the DIP Charge; or

(i)                 the Borrower shall make any payments relating to Prefiling obligations other than as permitted under the Initial Order and as otherwise permitted under this Agreement, including pursuant to the Orders; or

(j)                 the entry of an order granting relief from the stay of proceedings in either Reorganization Proceeding so as to allow a third party to proceed against any property of the Borrower which has a value in excess of $500,000 in the aggregate; or

(k)                 the filing of any pleading by the Borrower seeking, or otherwise consenting to, any of the matters set forth in paragraphs (g), (h), (i) or (j) above in this Section 8.1; or

(l)                 any proceeding shall be commenced by the Borrower seeking, or otherwise consenting to, (i) the invalidation, subordination or other challenging of the Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral; or

(m)                 the Arbitration Proceeding shall be dismissed by a final, non-appealable order of a court or arbitral tribunal of competent jurisdiction and the Borrower shall have no legal ability to refile the Arbitration Proceeding before another competent court or tribunal; or

(n)                 the occurrence after March 1, 2012 of an adverse deviation of amounts actually paid by the Borrower from the amounts shown on the “Net Cash Outflows” line of the Budget attached as Exhibit H hereto of more than $1 for any three calendar month period on a rolling three calendar month basis provided that, if the sole reason for any such deviation is that the amount of Specified Arbitration Expenses paid exceeds the applicable budgeted amount thereof, such Event of Default shall not occur provided there is no Event of Default pursuant to subsection (ii) hereof; [related to Arbitration Proceeding] (iv) the aggregate amount due and payable but remaining unpaid on account of amounts payable in any month pursuant to the Budget, determined as at the end of such month, exceeds an amount equal to the aggregate of the expenses budgeted in the applicable Budget for the two months of the three month period preceding such month end of the foregoing having the highest expenses, commencing with the three month period ending June 30, 2012 (each of the foregoing, a “Material Adverse Deviation”); or

(o)                 an Acquisition of Control has occurred; or

(p)                 the CCAA case shall be dismissed without a sanctioned Plan or converted to a receivership, proposal in bankruptcy or bankruptcy proceeding; or

(q)                 either Financing Order shall be dismissed, stayed, reversed, vacated, or amended and such dismissal, stay, reversal, vacating or amendment adversely affects or could reasonably be expected to adversely affect the Lender’s rights in any material manner, unless in the case of any of the foregoing, the Lender consents thereto in writing;

(r)                 the New Independent Director of the Board of Directors ceases to be a director other than as a result of (i) such director being removed for cause, (ii) a unanimous decision of the other directors of the Borrower, or (iii) the resignation, bankruptcy or death of such director; or

(s)                 any Plan is sanctioned by a Bankruptcy Court that is not consistent in any material respect with any provision of this Agreement or any other Credit Document in a manner that is materially adverse to the interests of the Lender; or

(t)                 except with the prior written consent or agreement of the Lender, any Series 1 Nominee is removed from the Board of Directors (except by the holders of the Series 1 Shares or by reason of the misconduct of such Series 1 Nominee); the right of the holders of the Series 1 Shares to nominate and elect two directors of the Board of Directors is revoked, extinguished or materially adversely impacted, other than on or after the Cessation Date; the Series 1 Shares are redeemed or repurchased, except as permitted by their terms to the extent their terms reflect this Agreement; there occurs any change in the structure of the Board of Directors or the decision-making process of the Borrower set out in Sections 6.14, 6.15 or 6.16 which has or would reasonably be expected to have a material adverse effect on the Lender’s right to participate in and influence the governance of the Borrower in order to protect the Lender’s interests; or there occurs any change to the share capital of the Borrower other than as specifically contemplated by this Agreement; or

(u)                 the conditions precedent to the advance of the Final Order Loan in Section 5.2 are not fulfilled (or waived by the Lender) on or before May 15, 2012;

then, and in any such event, the Lender may deliver to the Borrower (with a copy to the Monitor), a written demand for payment of all or part of the Obligations, whereupon the amount demanded shall, despite any other provision of this Agreement, become forthwith due and payable, without presentment, further demand, protest or notice of any kind, all of which are expressly waived by the Borrower. Despite any other provision of this Agreement or of any Credit Document, no principal indebtedness and liability shall, upon the occurrence of an Event of Default, become due and payable (or be paid by the Borrower) unless the Lender delivers such written demand for payment of such principal.

8.2         Early Termination Upon the occurrence of a Material Adverse Event, provided that no later than thirty (30) days following such occurrence the Lender shall have delivered to the Borrower notice that the Lender intends to rely upon such occurrence to enforce it rights under this Section 8.2:

(a)                 the Lender may deliver to the Borrower (with a copy to the Monitor), a written demand for payment of all or part of the Obligations, whereupon the amount demanded shall, despite any other provision of this Agreement, become forthwith due and payable on the date set out in such demand, which date shall be no earlier than 60 days following the date of such demand, without presentment, further demand, protest or notice of any kind, all of which are expressly waived by the Borrower. Despite any other provision of this Agreement or of any Credit Document, no principal indebtedness and liability shall, upon the occurrence of a Material Adverse Event, become due and payable (or be paid by the Borrower) unless the Lender delivers such written demand;

(b)                 the Lender shall have no further obligation to make any Loan hereunder; and

(c)                 the Lender shall lose its entitlement to receive or retain any Lender Additional Compensation.

ARTICLE IX

REMEDIES; APPLICATION OF PROCEEDS

9.1         Remedies; Obtaining the Collateral Upon Default. Upon the occurrence and during the continuance of an Event of Default (whether or not any demand by the Lender for payment is made) to the extent any such action is not prohibited by any Orders, the Lender, in addition to any rights now or hereafter existing under applicable law, and without application to or order of either Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code and PPSA in all relevant jurisdictions and may:

(a)                 instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral (other than the Arbitration Proceeding Rights, prior to the Final Award Date) to make any payment required by the terms of such instrument or agreement directly to the Lender or to any Cash Collateral Account;

(b)                 sell, assign or otherwise liquidate, or direct the Borrower to sell, assign or otherwise liquidate, any or all of the Collateral (other than the Arbitration Proceeding Rights, prior to the Final Award Date) or any part thereof, and take possession of, and apply to reduce Obligations, all the proceeds of any such sale, assignment or liquidation;

(c)                 require that the Borrower deposit any Arbitration Proceeds received by the Borrower to the Principal Cash Collateral Account and the Additional Compensation Cash Collateral Account as required by the Agreement or with the Monitor during the CCAA Case, or, after the CCAA Case has ended, pay the same into court in the Ontario Superior Court of Justice (Commercial List), and apply to such court to have the amounts contemplated by Exhibit F paid out of court and deposited to the appropriate Cash Collateral Account or paid to the Lender;

(d)                 take possession of the Collateral (other than the Arbitration Proceeding Rights, prior to the Final Award Date) or any part thereof, by directing the Borrower in writing to deliver the same to the Lender at any place or places designated by the Lender, in which event the Borrower shall at its own expense:

(i)         forthwith cause the same to be moved to the place or places so designated by the Lender and there delivered to the Lender, and

(ii)         store and keep any Collateral so delivered to the Lender at such place or places pending further action by the Lender as provided in Section 9.2.

9.2         Remedies: Disposition of Collateral Other than Arbitration Proceeding Rights. Upon the occurrence and during the continuance of an Event of Default, whether or not any demand by the Lender for payment is made and to the extent not prohibited by the Financing

Orders and to the extent provided in the Security Documents, an Order or otherwise permitted by applicable law, without application to or order of either Bankruptcy Court (and upon application to the Bankruptcy Court to the extent required and permitted by the Financing Orders), any Collateral repossessed by the Lender under or pursuant to Section 9.1 or the Orders or otherwise, and any other Collateral (other than in each case, the Arbitration Proceeding Rights) whether or not so repossessed by the Lender, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on commercially reasonable terms, in compliance with any applicable law. Without limiting the generality of the preceding sentence, any of the Collateral (other than the Arbitration Proceeding Rights) may be sold at public or private sales or sales, as it may deem advisable, leased or otherwise disposed of, in the condition in which the same existed when taken by the Lender or after any overhaul or repair which the Lender shall determine to be commercially reasonable. Subject to Section 9.4, to the extent permitted by any such applicable law, the Lender may bid for and become the purchaser of the Collateral or any item thereof (other than the Arbitration Proceeding Rights), offered for sale in accordance with this Section 9.2 without accountability to the Borrower and shall be entitled to all rights and remedies of a secured party available to it under the PPSA or otherwise at law and in equity, including without limitation, the right following an Event of Default, to propose to accept the Borrower’s rights, claims and interests in and with respect to the Collateral (other than the Arbitration Proceeding Rights), the subject matter thereof, and the Arbitration Proceeds in full satisfaction of the Obligations and to foreclose thereon in accordance with the PPSA; provided that the Borrower shall have the right to object to such foreclosure in accordance with section 65(3) of the PPSA. If, under any applicable law, the Lender shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Lender need give the Borrower only such notice of disposition as shall be reasonably practicable.

9.3         [Related to Arbitration Proceeding]

9.4         Application of Proceeds.

(a)                 Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, (i) upon the occurrence and during the continuance of an Event of Default, any payment by the Borrower in respect of any Obligations and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied as follows: first, to the payment in full of all costs and out-of-pocket expenses (including without limitation, reasonable attorneys’ fees and disbursements) paid or incurred by the Lender in connection with any such realization upon the Collateral, second, to the payment by deposit to the applicable Cash Collateral Account as directed by the Lender and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by the Borrower or otherwise in a manner inconsistent with clause (i) of this Section 9.4(a) shall be held in trust and paid over or delivered to the Lender so that the priorities and requirements set forth in such clause (i) are satisfied. No amount shall be paid from any Cash Collateral Account until directed by Lender in writing.

(b)                 The Borrower shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.

9.5         WAIVER OF CLAIMS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW:

(a)                 NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE LENDER’S TAKING POSSESSION OR THE LENDER’S DISPOSITION OF ANY OF THE COLLATERAL (OTHER THAN DURING THE REORGANIZATION PROCEEDINGS THE ARBITRATION PROCEEDING, ANY PROCEEDS THEREOF, ANY RIGHTS IN CONNECTION THEREWITH AND ANY INTEREST THEREIN, AND ANY BOOKS AND RECORDS OF THE BORROWER USED THEREIN OR RELATED THERETO), INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;

(b)                 ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE LENDER’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(c)                 ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE LENDER’S RIGHTS HEREUNDER; AND

(d)                 ALL RIGHTS OF REDEMPTION, APPRAISEMENT, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND THE BORROWER, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.

9.6         Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Lender shall be in addition to every other right, power and remedy specifically given under this Agreement, the Orders or the other Credit Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Lender shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Lender may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

9.7         Discontinuance of Proceedings. In case the Lender shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale,

entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Lender, then and in every such case the Borrower, the Lender and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under this Agreement and the Orders, and all rights, remedies and powers of the Lender shall continue as if no such proceeding had been instituted.

ARTICLE X

MISCELLANEOUS

10.1         Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 10.1. The Lender and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document or changing in any manner the rights of the Lender or of the Borrower thereunder or waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification described in this Section 10.1 shall be binding upon the Borrower, the Lender and all of their successors and assigns. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the outstanding Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

The Borrower:

Crystallex International Corporation

8 King Street East, Suite 1201

Toronto, Ontario, M5C 1B5, Canada

Attn: Robert A. Fung

With a copy to:

McMillan LLP

Brookfield Place

181 Bay Street, Suite 4400

Toronto, Ontario, M5J 2T3, Canada

Attn: Andrew J.F. Kent and Adam C. Maerov

and a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Marc Abrams and Jeffrey M. Goldfarb

The Lender:

Tenor Special Situation Fund I, LLC

1180 Avenue of the Americas

Suite 1940

New York, N.Y. 10036

U.S.A.

Attn: David Kay

With a copy to:

Fraser Milner Casgrain LLP

77 King Street West

Suite 400

Toronto, Ontario, M5K 0A1, Canada

Attn: Ryan Jacobs

The Monitor:

Ernst & Young Inc.

Ernst & Young Tower, Suite 1600

222 Bay Street, PO Box 251

Toronto, ON M5K 1J7

Attn: Brian Denega

and a copy to:

Stikeman Elliott LLP

5300 Commerce Court West, 199 Bay Street,

Toronto, Ontario, M5L 1B9, Canada

Attn: David Byers

provided that any notice, request or demand to or upon the Lender shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrower provided for in this Section 10.2 shall not result in any liability to the Lender.

10.3         No Waiver; Cumulative Remedies . No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

10.5         Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one lead counsel to the Lender, and local counsel of the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with, and to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the administration, enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Lender incurred in connection with the foregoing and in connection with advising the Lender with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (c) to pay, indemnify, and to hold the Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (d) to pay, indemnify, and hold the Lender and its respective Affiliates, officers, directors, trustees, agents and advisors harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Lender or such Affiliates, officers, directors or trustees arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loan and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not any of the Lender or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrower or any of the facilities and properties leased by the Borrower (it being agreed that nothing in this Section 10.5(d) is intended to limit the Borrower’s obligations pursuant to any other provision hereof) (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrower shall not have any obligation hereunder with respect to indemnified liabilities of the Lender or any of its respective Affiliates, officers, directors and trustees to the extent such indemnified liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence, wilful misconduct or breach of any Credit Document by the person seeking indemnification. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Lender. The agreements in this Section 10.5 shall survive payment of the Loan and all other amounts payable hereunder.

10.6         Successors and Assigns.

(a)                 This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns. Notwithstanding the foregoing, the Borrower may not sell, assign or transfer any of its rights or obligations under this Agreement or any Credit Document without the prior written consent of the Lender and the Lender may withhold its consent in Lender’s sole discretion. Except as provided below, the Lender may not sell, assign or transfer any of its rights or obligations under this Agreement or the other Credit Documents without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Lender may, without the consent of the Borrower, (i) sell, assign or transfer to any other Person or Persons all or a portion of its Loan or rights or obligations under this Agreement and the other Credit Documents following the occurrence and during the continuance of an Event of Default, and (ii) sell, assign or transfer to one or more Tenor Group Members all or a portion of its Loan or rights or obligations under this Agreement and the other Credit Documents. The Lender may without the consent of the Borrower sell participations in its Loan and rights under this Agreement and the other Credit Documents.

(b)                 The Lender agrees that it use reasonable efforts to protect the confidentiality of any confidential information concerning the Borrower and its Affiliates. The Lender further agrees that it will comply with the provisions of the Confidentiality Agreement entered into by and among the Borrower and the Lender dated as of January 19, 2012.

(c)                 For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of the Loan and the Note relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by the Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (y) if the Lender is a fund, any pledge or assignment by the Lender of all of any portion of the Loan and Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.7         Adjustments; Set-off. Subject to the Financing Orders, notwithstanding the stay imposed by the Initial Order and the provisions of Section 362 of the Bankruptcy Code, in addition to any rights and remedies of the Lender provided by law, the Lender shall have the right (but shall not be obligated), without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Lender, any amount owing by the Lender to the Borrower in respect of any Cash Collateral Account or otherwise and, as security for payment of all Obligations, the Borrower hereby grants to the Lender a continuing security interest in any and all deposits, accounts or moneys of the Borrower then or thereafter maintained with the Lender in any Cash Collateral Account or otherwise. The aforesaid right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, receiver and manager or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, receiver and manager or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver or receiver and manager, or issuance of execution, subpoena, order or warrant. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8         Payments from Cash Collateral Accounts.

(a)                 The Borrower acknowledges that it is the Lender’s intention that:

(i)         the Lender shall receive the Lender Additional Compensation from the Additional Compensation Cash Collateral Account from time to time before the Maturity Date, subject to and in such aggregate amounts as shall be permitted by Section 10.13 of this Agreement and Exhibit F hereto; and

(ii)         the Lender shall receive from the Principal Cash Collateral Account payment of the principal amount of the Loan on the Maturity Date and only after all other Obligations (including all Lender Additional Compensation) have been satisfied by the Borrower and received by the Lender in accordance with this Agreement including the application of funds on deposit in the Additional Compensation Cash Collateral Account set out in Exhibit F.

(b)                 Subject to Section 10.13 of this Agreement, the Lender shall be entitled to direct the depositary bank for the Cash Collateral Accounts to pay to the Lender, in satisfaction of such Obligations as shall then be due and payable to the Lender, amounts standing to the credit of the Cash Collateral Account designated for such Obligation in accordance with paragraph (a) above and as hereinafter provided, whether or not an Event of Default has occurred. In furtherance of the foregoing, the Lender shall be entitled, subject to Section 10.13 of this Agreement, to direct such depositary bank to pay to the Lender from the following Cash Collateral Accounts the following amounts and shall apply the same in satisfaction of the following Obligations to the extent then the same are then due and payable to the Lender, from time to time, whether or not an Event of Default has then occurred:

(i)         amounts from the Additional Compensation Cash Collateral Account, to pay Lender Additional Compensation; and

(ii)         amounts from the Principal Cash Collateral Account, to reduce the principal amount of the Loan.

(c)                 Despite any other provision of this Agreement or any of the other Credit Documents:

(i)         the Borrower shall not be entitled, without the Lender’s prior written consent to pay or deposit (voluntarily or otherwise) any amount to the Principal Cash Collateral Account (except to the extent required by Section 7.17(c) and Subsection 0 of the section of Exhibit F titled “Order of Application of Arbitration Proceeds”); and

(ii)         the Lender shall be entitled, subject to Section 10.13 and the Cap, to withdraw from and apply any amounts held in the Principal Cash Collateral Account on or after the Maturity Date or the Lender Additional Compensation Cash Collateral Account at any time or times in the Lender’s sole discretion whether or not an Event of Default has occurred, any demand for payment has been made or otherwise.

The Borrower shall co-operate with the Lender in effecting all such payments to the Lender. Neither the Borrower nor any other Person shall have any right under any circumstances whatsoever at any time to require, make or effect any payment from any Cash Collateral Account without the Lender’s prior written consent, either before, on or after the occurrence of an Event of Default.

10.9     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower.

10.10     Governing Law; No Third Party Rights. This Agreement and the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein and, to the extent applicable, the Bankruptcy Code and CCAA. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in Section 10.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

10.11     Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:

(i)         submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the CCAA Court and the Bankruptcy Court and, if both of such courts do not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;

(ii)         consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 or at such other address of which the Lender shall have been notified pursuant thereto; and

(iv)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b)                 Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

10.12     Releases. The Lender agrees to cooperate with the Borrower with respect to any sale or other disposition permitted by Section 7.5 and promptly take such action and execute and deliver such instruments and documents satisfactory to the Lender, acting reasonably, as are, in the opinion of the Borrower or its counsel, acting reasonably, necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by Section 7.5, including, without limitation, any Uniform Commercial Code or PPSA amendment, release, discharge or termination or partial release , discharge or termination statements.

10.13     Criminal Code (Canada) Compliance. The parties shall comply with the following provisions to ensure that no receipt by the Lender of any payments to the Lender hereunder would result in a breach of section 347 of the Criminal Code (Canada):

(a)                 Adjustment. Subject to paragraph (c) below, if any provision of this Agreement or any of the other documents related to this Agreement would obligate the Borrower to make any payment to the Lender of an amount that constitutes “interest”, as such term is defined in the Criminal Code (Canada) and referred to in this section as “Criminal Code interest”, during any one-year period after the date of the first advance of the Loan in an amount or calculated at a rate which would result in the receipt by the Lender of Criminal Code interest at a criminal rate (as defined in the Criminal Code (Canada) and referred to in this section as a “criminal rate”), then, notwithstanding such provision, that amount or rate during such one-year period shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not result in the receipt by the Lender during such one-year period of Criminal Code interest at a criminal rate, and the adjustment shall be effected, to the extent necessary, as follows:

(i)         first, by reducing the amount or rate of interest required to be paid to the Lender during such one-year period; and

(ii)         thereafter, by reducing any fees and other amounts required to be paid to the Lender during such one-year period which would constitute Criminal Code interest.

The Dollar amount of all such reductions made during any one-year period is referred to in this section as the “Excess Amount”.

(b)                 Subsequent Obligation and Payment. Subject to paragraph (c) below, any Excess Amount shall be payable and paid by the Borrower to the Lender in the then next succeeding one-year period or then next succeeding one-year periods until paid to the Lender in full, subject to the same limitations and qualifications set out in paragraph (a), so that the amount of Criminal Code interest payable or paid during any subsequent one-year period shall not exceed an amount that would result in the receipt by the Lender of Criminal Code interest at a criminal rate.

(c)                 Lender Additional Compensation. To the extent that any Lender Additional Compensation constitutes Criminal Code interest, the adjustments contemplated by paragraphs (a) and (b) above shall be applied to the payment of such Lender Additional Compensation, in accordance with Exhibit F, only if after the amount of such Lender Additional Compensation permitted to be paid to the Lender has been reduced to an amount not exceeding the applicable Cap, as calculated and applied in accordance with Exhibit F, the receipt of the amount of the Lender Additional Compensation so reduced would, notwithstanding such reduction, still result in the Lender receiving Criminal Code interest at a criminal rate.

(d)                 Actuarial Principles. Any amount or rate of Criminal Code interest referred to in this section shall be calculated and determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any loan indebtedness remains outstanding on the assumption that any charges, fees or expenses that constitute Criminal Code interest shall be pro-rated over the period commencing on the date of the first advance of the Loan and ending on the relevant Maturity Date (as extended by the Lender from time to time as provided by Section 3.19) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such calculation and determination.

10.14     Lender’s Satisfaction. Whenever any matter in this Agreement or in any Credit Document is required to be satisfactory to the Lender, the Lender shall (unless otherwise expressly provided) determine its satisfaction in the Lender’s sole discretion.

10.15     Disclaimer. The Lender has not provided any accounting or tax advice to the Borrower in connection with the transactions contemplated herein or otherwise. The Lender shall not be liable for any loss, claim, damage, liability or expense relating to, or resulting from, any accounting or tax advice received by the Borrower.

10.16     Patriot Act. The Lender is subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

10.17     Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower and the Lender shall have signed a counterpart hereof.

10.18     Damage Limitation. In the event of any litigation or dispute involving this Agreement, the Loan, a Credit Document or any matter relating thereto, the Lender shall not be responsible or liable to the Borrower, any reorganized entity, any of their respective Subsidiaries or any other Person for any special, indirect, consequential, incidental or punitive damages.

10.19     Currency. All dollar amounts referred to herein are denominated in United States dollars unless otherwise expressly provided.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CRYSTALLEX INTERNATIONAL CORPORATION

By:
Name:
Title:

[Credit Agreement]

TENOR SPECIAL SITUATION FUND I, LLC as a Lender

By:
Name:
Title:

[Credit Agreement]

FORM OF GRID NOTE

US$36,000,000	, 2012
[DATE]

FOR VALUE RECEIVED, the undersigned, CRYSTALLEX INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of Canada (the “Borrower”) hereby unconditionally promises to pay to the order of ● and its successors, assigns and other transferees, in each case as permitted by the Credit Agreement (as hereinafter defined) (the “Lender”) on the Maturity Date (as defined in the Credit Agreement), at the office of the Lender, located at the Payment Office (as defined in the Credit Agreement), in lawful money of the United States of America and in immediately available funds, or on such earlier date or dates as may be required under the Credit Agreement, the lesser of (a) the total principal sum of THIRTY-SIX MILLION U.S. DOLLARS (US$36,000,000) and (b) the aggregate unpaid principal amount of the Loan (as defined in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, as evidenced by the notations made from time to time on the grid attached as Schedule “A” hereto, which is an integral part of this Note (as the same may be amended from time to time or supplemented by additional pages, the “Grid”). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof (and interest on overdue interest) from time to time from the date hereof at the rates, and on the dates, specified in the Credit Agreement.

This Note is the grid Note referred to in the Credit Agreement dated as of April 23, 2012, between the Borrower and Tenor Special Situation Fund I, LLC (as assigned by ● to ●)(as the same may be amended, amended and restated, supplemented, converted or otherwise modified from time to time, the “Credit Agreement”), and is subject to the provisions thereof.

This Note is secured as provided in the Security Documents (as defined in the Credit Agreement). Reference is hereby made to the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest was granted and the rights of the holder of this Note in respect thereof. The undersigned hereby agrees to pay all costs and expenses incurred by the Lender in connection with the enforcement of its rights and remedies under the Credit Agreement, this Note, the Security Documents and each other Credit Document (as defined in the Credit Agreement).

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, each amount then remaining unpaid on this Note shall become immediately due and payable only on written demand by the Lender for payment of such amount, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, protest and all other notices of any kind (other than written demand by the Lender for payment).

*     *     *

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

THIS NOTE IS SUBJECT TO ALL PROVISIONS OF THE CREDIT AGREEMENT.

CRYSTALLEX INTERNATIONAL CORPORATION

By:
Name:
Title:

SCHEDULE “A”

Date	Amount Advanced	Part of Loan	Amount paid	Unpaid principal balance	Maturity Date	Annual interest rate (%)	Notation made by
	$9,000,000	Initial Loan				10%

	$12,000,000	Final Order Loan				10%

	$10,000,000	Incremental Loan				10%

	$5,000,000	Supplemental Loan				10%

FORM OF CCAA FINANCING ORDER

FORM OF U.S. FINANCING ORDER

FORM OF NOTICE OF BORROWING

[Date]

●

[Address]

[Address]

Attention: [                                ]

Ladies and Gentlemen:

The undersigned, Crystallex International Corporation, a corporation organized and existing under the laws of Canada (the “Borrower”), refers to the Credit Agreement dated as of April 23, 2012 (as the same may be amended, amended and restated, supplemented, converted or otherwise modified from time to time, the “Credit Agreement”); all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Credit Agreement between the Borrower and Tenor Special Situation Fund I, LLC (as assigned by ● to ●). The undersigned Borrower hereby gives you irrevocable notice pursuant to Section 3.1 of the Credit Agreement and hereby requests a borrowing from ● under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by subsection 3.1 of the Credit Agreement:

(i)         The Business Day of the Proposed Borrowing is                         .

(ii)         The Borrowing is an advance of the [Initial] or [Final Order] or [Incremental] or [Supplemental] Loan.

(iii)         The aggregate principal amount of the Proposed Borrowing is U.S.$                        .

(iv)         The Borrower hereby directs the Lender to deposit the proceeds of the Proposed Borrowing to the following account of the Borrower:                         .

The Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Borrowing:

(A)         the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B)         no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

CRYSTALLEX INTERNATIONAL CORPORATION

By:
Name:
Title:

FORM OF CLOSING CERTIFICATE

TO:                     ● and its successors, assigns and other transferees, each as permitted under the Credit                             Agreement.

AND TO:           McMillan LLP

This Closing Certificate is given pursuant to subsection 5.1(d) of the Credit Agreement dated as of April 23, 2012 (such Credit Agreement as in effect on the date of this certificate being herein called, the “Credit Agreement”), between Crystallex International Corporation, a corporation organized and existing under the laws of Canada (the “Borrower “) and Tenor Special Situation Fund I, LLC and its successors, assigns and other transferees, each as permitted under the Credit Agreement (the “Lender”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement. The undersigned [President][Vice President][other appropriate officer or representative] of the Borrower hereby certifies in his/her capacity as an officer of the Corporation and without personal liability, as follows:

1.         The representations and warranties of the Borrower set forth in each of the Credit Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Credit Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.         No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loan to be made on the date hereof.

3.         The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied (or waived by the Lender in writing) as of the date hereof.

4.                                              is the duly elected and qualified [Secretary] [Assistant Secretary] [other appropriate officer or representative] of the Borrower and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned [Secretary][Assistant Secretary][other appropriate officer or representative] of the Borrower certifies as follows:

5.         There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Borrower.

6.         The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.         Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower on                              authorizing the execution and delivery of each of the Credit Documents and the performance by the Borrower of all its obligations thereunder; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein.

8.         Attached hereto as Annex 2 is a true and complete copy of the by-laws of the Borrower as in effect on the date hereof, and such by-laws have not been amended, repealed, modified or restated.

9.         Attached hereto as Annex 3 is a true and complete copy of the certificate and articles of incorporation of the Borrower [and all certificates and articles of amendment related thereto] as in effect on the date hereof, and such certificate has not been [further] amended, repealed, modified or restated.

10.         The following persons are now duly elected and qualified officers of the Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Borrower each of the Credit Documents to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to the Credit Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

By:		By:
	Name:		Name:
	Title:		Title:

Date:

LENDER ADDITIONAL COMPENSATION PROVISIONS

ADDITIONAL COMPENSATION:

As additional compensation for the Loan, the Borrower shall pay to the Lender and the Lender shall be entitled to receive an amount, subject to reduction of such amount specifically in accordance with subsection (f) below, equal to 35% of the Net Arbitration Proceeds (such amount, the “Lender Additional Compensation”) and all interest earned on deposits in the Additional Compensation Cash Collateral Account which Lender Additional Compensation amounts shall be paid to the Lender (or deposited to the Additional Compensation Cash Collateral Account) in the order and priority set forth in the section of this Exhibit F titled “Order of Application of Arbitration Proceeds”. The Borrower shall deposit to the Additional Compensation Cash Collateral Account an amount equal thereto within two Business Days after the Borrower receives the Arbitration Proceeds; provided, however, that for greater certainty, the Lender shall not be deemed to have received any amount of Additional Lender Compensation until such amount has been paid to the Lender on the applicable Annual Payment Dates as defined and described below, in accordance with the section of this Exhibit F titled “Order of Application of Arbitration Proceeds”.

Prior to the first advance of the Loan, the Borrower and the Lender shall use reasonable commercial efforts to identify and implement an alternative structure to provide the Lender with the rights embodied in the Lender Additional Compensation that will reduce the impact of the Cap and to allow the value of such rights to be received by the Lender in a more expeditious and efficient manner. Such alternative structure may include the issue to the Lender of equity of the Borrower or the right of the Lender to convert debt to equity of the Borrower in the form of a secured convertible note or a supplemental agreement. The conversion right note or agreement would include the following terms:

(a)    the Lender shall be entitled at any time and from time to time at its sole option to convert the Lender Additional Compensation (or any part or parts thereof) to, or accept in satisfaction of the Lender Additional Compensation (or any part of parts thereof), common shares of the Borrower or all of a new special class of shares of the Borrower;

(b)    if all Lender Additional Compensation were converted, the Borrower would receive 35% of the equity of the Borrower; and

(c)    the conversion right note or agreement would contain all necessary anti-dilution provisions so that the Lender receives 35% of the equity of the Borrower (other than common shares or other equity issued as part of a New Equity Raise) on a fully diluted, as converted, basis and as otherwise may be reasonably required by the Lender, all as summarized in greater detail in Exhibit G.

The Borrower hereby agrees that the foregoing is satisfactory to the Borrower. The Lender shall propose such alternative structure and shall provide to the Borrower a copy of the Lender’s analysis regarding compliance with applicable law (including without limitation Section 347 of the Criminal Code (Canada)).

In addition, the parties will reasonably cooperate to structure the Lender Additional Compensation in a tax-efficient manner.

The Lender’s entitlement to the Lender Additional Compensation shall become effective as provided for in the Agreement; provided, however, that the Lender shall not be deemed to have received any amount of Additional Lender Compensation until such amount has been paid to the Lender on the applicable Annual Payment Dates as defined and described below, in accordance with the section of this Exhibit F titled “Order of Application of Arbitration Proceeds”.

ORDER OF APPLICATION OF ARBITRATION PROCEEDS:	If the Borrower receives any Arbitration Proceeds during the CCAA Case, then promptly upon such receipt and before distribution or application thereof, the Borrower shall calculate and determine the amounts thereof that are to be distributed and applied as hereinafter provided in this section of this Exhibit F and shall submit a statement setting out such calculation and determination to the Lender and the Monitor for their approval, and if the Lender and Monitor fail to give such approval or disagree as to whether it should be given, then the Borrower shall submit such statement to the CCAA Court. Within five (5) Business Days after the Borrower obtains such approval in writing from the Lender and the Monitor or the CCAA Court, as the case may be, or, if the CCAA Case has been terminated, within five (5) Business Days after the Borrower receives the Arbitration Proceeds, the Borrower shall distribute and apply all such Arbitration Proceeds received by it in the following descending order as follows:

(a)    first, to pay any then accrued and unpaid post-filing expenses reasonably incurred by the Borrower, including those in respect of the Arbitration Proceeding or the Reorganization Proceedings, and all in accordance with the Budgets (but, for certainty, the Borrower shall not be reimbursed for any expenses then paid);

(b)    second, to pay any taxes, payable or required to be withheld by the Borrower or by any government in respect of the settlement, judgment or collection in relation to the Arbitration Proceeding, as determined at such time by an independent international accounting firm acceptable to the Borrower and the Lender;

(c)    third, to pay into the Principal Cash Collateral Account an amount so that the aggregate amount in such account is equivalent to the principal amount of the Loan then outstanding and subsequently to pay to the Lender at the time or times provided herein, all outstanding principal and interest accruing thereon after the date of such deposit owing by the Borrower under the Loan, until paid in full (the date upon which the full amount is deposited therein, the “Principal Cash Collateralization Date”) ;

(d)    fourth, to pay directly to the Lender the then unpaid interest accrued to the Principal Cash Collateralization Date and owing to the Lender and any unpaid expenses and other indemnity amounts then payable to the Lender;

(e)    fifth, to pay an amount equivalent to all of the proven and allowed unsecured claims against the Company (including all allowed Prefiling Unsecured Creditor claims, which may include post-filing interest, subject to the limitation set out in Section 7.19(b) or (c), to satisfy such unsecured claims (or into reserve accounts to provide for the payment of claims that remain contingent, unliquidated or disputed), or such lesser amount as may be required pursuant to a CCAA Plan, (the difference between the gross amount of the Arbitration Proceeds and aggregate of the amounts referred to in clauses (a), (b), (c), (d) and (e) under this Section is referred to as the “Net Arbitration Proceeds”);

(f)    sixth, an amount equal to 35% of the Net Arbitration Proceeds shall be paid into the Additional Compensation Cash Collateral Account (the date of such payment being the “Lender Additional Compensation Cash Collateralization Date”), and on each Annual Payment Date (as hereinafter defined), the funds standing to the credit of the Additional Compensation Cash Collateral Account shall be used to pay the Lender Additional Compensation to the Lender in compliance with applicable law;

(g)    seventh, the amounts provided for in the MIP may be paid to management of the Company in accordance with the MIP; and

(h)    eighth, the remaining balance of the Arbitration Proceeds may be paid to the Borrower in accordance with applicable law.

From and after the Principal Cash Collateralization Date until such time as the outstanding principal amount of the Loan has been repaid to the Lender in full and the Lender Additional Compensation and any other amount owing to the Lender hereunder have been paid in full, the Borrower shall pay annually to the Lender on each anniversary of the Borrowing Date for the Initial Loan (each such anniversary, an “Annual Payment Date”) (i) interest as herein provided on the outstanding principal amount of the Loan and other interest and compound interest as provided by this Agreement and (ii) subject to the following sentence, any remaining unpaid amounts owing in respect of the Lender Additional Compensation. The aggregate amount payable by the Borrower under clauses (i) and (ii) above on each Annual Payment Date shall not exceed the Cap. As used herein, the “Cap”, as of each Annual Payment Date, means an amount equal to the lesser of (x) an amount equivalent to Criminal Code interest (as defined in Section 10.13 of this Agreement) on the principal amount of the Loan then outstanding calculated at an effective annual rate of interest equal to 59.9% calculated in accordance with the generally accepted actuarial principles as set forth in subsection 347(4) of the Criminal Code (Canada) from the date of each advance (or from (but excluding) the next preceding Annual Payment Date in respect of any advance made before such next preceding Annual Payment Date) to and including such Annual Payment Date and (y) an amount equal to the aggregate of the unpaid balance of the Lender Additional Compensation, fees in respect of and interest on the Loan, and any other amounts constituting “interest” as defined in subsection 347(2) of the Criminal Code (Canada)) payable to the Lender on or prior to such Annual Payment Date. The effective annual rate of interest referred to in (x) above shall be set forth in and based on a certificate of a Fellow of the Canadian Institute of Actuaries

as contemplated by subsection 347(4) of the Criminal Code (Canada) provided to the Borrower and the Lender with respect to and as at such Annual Payment Date. In the event that the remaining balance of the amount owing in respect of the Lender Additional Compensation exceeds the Cap on any Annual Payment Date, then the payment of such remaining balance shall be deferred until the next succeeding Annual Payment Date, and so on each year until paid in full, subject, in each case, to the Cap.

For greater certainty, and without prejudice to the Security Documents or any security interest granted therein, nothing in this Exhibit F shall operate as or be construed as an assignment of or transfer to any Person by the Borrower of any right, title or interest of the Borrower in or to the Arbitration Entitlement or any claims asserted in the Arbitration Proceedings.

CASH COLLATERAL ACCOUNTS:	Each of the “Principal Cash Collateral Account”, and the “Additional Compensation Cash Collateral Account” shall be a Cash Collateral Account of the Borrower, which Cash Collateral Account shall be pledged to the Lender as security for all outstanding Obligations owed to the Lender under this Agreement, including in respect of the Lender Additional Compensation. The Borrower shall pay to the Lender all interest earned on each amount deposited to a Cash Collateral Account. At the Lender’s request, the Borrower’s interests in such Cash Collateral Accounts shall be transferred to a special purpose vehicle acceptable to the Lender in its sole discretion. Such special purpose vehicle shall be a newly incorporated wholly-owned Subsidiary of the Borrower which shall provide the Lender with a guarantee of all Obligations, security interests in all its assets, a control agreement and other ancillary documents required by the Lender. All equity of such entity shall be pledged to the Lender as additional security for all Obligations. All such documents shall be in form and substance satisfactory to the Lender and the Borrower.
NO VOLUNTARY PREPAYMENT OR REPAYMENT RIGHT:	The Borrower shall not be entitled, under any circumstances, to prepay or repay voluntarily any principal amount of the Loan before the Maturity Date (as extended by the Lender from time to time as provided by Section 3.19) except as provided by Section 3.2(b). Except as provided by Section 3.2(b) but despite any other provision of this Agreement or any other Credit Document, the principal amount of the Loan shall not, under any circumstances, be prepaid or repaid without the Lender’s prior written consent, whether or not an Event of Default has then occurred.

LENDER ADDITIONAL COMPENSATION

CONVERSION AND VOTING AGREEMENT TERM SHEET

1. Parties to Conversion and Voting Agreement:	Crystallex International Corporation (the “Borrower”), and Tenor Special Situation Fund I, LLC, its successors and assigns (the “Lender”)

2.	Conversion Right and Share Capital:

(i)	Lender Additional Compensation can be satisfied by the conversion thereof to equity of the Borrower on the basis of the issuance to the Lender of a new series of the existing Class A Preference Shares of the Borrower (“Special LAC Shares”), in the ratio of 1,000 Special LAC Shares for each 1/35th of the Lender Additional Compensation being satisfied.

(ii)	The right to convert the Lender Additional Compensation into Special LAC Shares may be exercised by the Lender, at Lender’s option and in its sole discretion, in whole or in part at any time and from time to time, until there is no more Lender Additional Compensation.

(iii)	the Borrower may not amend its share capital without the prior approval of the holder of the Series 1 Shares and the Special LAC Shares.

3.	Voting Requirements:

- refer to the Credit Agreement

4.	Amended Share Capital:

(i)	common shares:

•	unlimited number;

•	voting -1 vote per share;

•	entitled to a dividend, as and when declared by the board, but only contemporaneously with any dividend declared on the Special LAC Shares;

•

as a class, entitled to share in the distribution of assets of the Borrower on dissolution, liquidation, winding-up, etc., of an amount equal to the net equity of the Borrower, pari passu with any amounts distributed to the holders of Special LAC Shares.

(ii)	Series 1 Shares:

•	maximum number of 100;

•	voting -1 vote per share, terminating on Cessation Date;

•	as a class, until such time as one(1) or more Special LAC Shares is issued, entitled to elect two (2) directors;

•	not entitled to any dividends;

•	retractable by the Borrower, for $1.00 per share, at any time after the Cessation Date;

•	entitled to share in the distribution of assets of the Borrower on dissolution, liquidation, winding-up, etc. only to the extent of the retraction amount (i.e. $1.00 per share).

(iii)	Special LAC Shares:

•	maximum number of 35,000;

•

voting as a class, on the basis of 1% of the overall number of votes on any matter entitling common and Special LAC shareholders to vote (other than the election of directors, except the Special LAC Share nominees) for each 1,000 Special LAC Shares issued and outstanding;

•	as a class, entitled to elect two (2) directors;

•

convertible into common shares, at any time in the discretion of the holder(s), in a ratio such that if all 35,000 Special LAC Shares were converted, the number of common shares then held by such holder(s) would represent 35% of all common shares then outstanding on a fully diluted, as converted, basis (other than common shares or other equity issued as part of a New Equity Raise);

•

entitled to a dividend, as and when declared by the board, of an amount per share equal to a 0.001% of the aggregate amount of any dividend declared; dividends declared and payable pari passu with any dividend on the common shares;

•

entitled to share in the distribution of assets of the Borrower on dissolution, liquidation, winding-up, etc., of an amount per share equal to a 0.001% of the net equity of the Borrower, pari passu with any amounts distributed to the holders of common shares.

•	when any of the Special LAC Shares are issued:

(a)

the right to elect 2 directors attributable to the Special LAC Shares shall replace the right to elect 2 directors attributable to the Series 1 Shares and the Series 1 Shares shall then be redeemed; and

(b)	all of the rights of the Series I Nominees in the Credit Agreement shall be attributed to and exercisable by the Special LAC Share nominees in place of the Series I Nominees

•

the holder or holders of Special LAC Shares may not sell, transfer or assign Special LAC Shares to any Person other than a Person to which the Lender may sell, assign or transfer all or any portion of its Loan pursuant to Section 10.6(a) of the Credit Agreement.